Exhibit 2.1

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

STINORLAND USA, INC.,

ARRAY TECHNOLOGIES, INC.,

DS EQUITY HOLDINGS LLC,

SCOTT R. RAND AND DANIEL R. SMITH,

and

AFFORDABLE WIRE MANAGEMENT, LLC

Dated as of July 16, 2026

i

4.15	Environmental Matters	26
4.16	Affiliated Transactions	26
4.17	Employment and Labor Matters	26
4.18	Anti-Corruption Laws	28
4.19	International Trade	28
4.20	Top Customers and Vendors; Company Products	29
4.21	Privacy and Data Security	30
4.22	Brokerage	30
4.23	Books and Records; Powers of Attorney	30
4.24	No Other Representations and Warranties	30

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		31

5.01	Organization and Power	31
5.02	Authorization; Valid and Binding Agreement	31
5.03	No Breach; Consents	31
5.04	Litigation	31
5.05	Brokerage	32
5.06	Investment Representation	32
5.07	Financing	32
5.08	Solvency	32
5.09	Investigation	32
5.10	No Other Representations	32

ARTICLE 6 PRE-CLOSING COVENANTS		33

6.01	Conduct of the Business	33
6.02	Access to Books and Records	34
6.03	Regulatory Filings	34
6.04	Pre-Closing Reorganization	35
6.05	Conditions; Consents	36
6.06	Exclusive Dealing	36
6.07	401(k) Treatment	36
6.08	Cash Balance Plan	37

ARTICLE 7 ADDITIONAL COVENANTS		37

7.01	Access to Books and Records	37
7.02	Director and Officer Liability and Indemnification	37
7.03	Contact with Clients and Vendors	38
7.04	R&W Insurance Policy	39
7.05	Employee Matters	39
7.06	Restrictive Covenants	40
7.07	Consideration Shares	40
7.08	Retention Awards	41

ARTICLE 8 TERMINATION		41

8.01	Termination	41
8.02	Effect of Termination	41

ARTICLE 9 TAX MATTERS		42

9.01	Responsibility for Filing Tax Returns	42
9.02	Seller Consent	43
9.03	Cooperation	43
9.04	Transfer Taxes	43
9.05	Tax Contests	44
9.06	Tax Treatment; Purchase Price Allocation	44

ARTICLE 10 INDEMNIFICATION		45

10.01	Survival Periods	45
10.02	Indemnification	45
10.03	Certain Limitations; Sources and Order of Recovery	46
10.04	Third Party Claims	47
10.05	Direct Claims	48
10.06	Other Matters Concerning Indemnification	48
10.07	Exclusive Remedy	49

ARTICLE 11 DEFINITIONS		49

11.01	Definitions	49
11.02	Other Definitional Provisions	65

ARTICLE 12 MISCELLANEOUS		66

12.01	Press Releases and Communications	66
12.02	Expenses	66
12.03	Notices	66
12.04	Assignment	68
12.05	Severability	68
12.06	No Strict Construction	68
12.07	Amendment and Waiver	68
12.08	Complete Agreement	68
12.09	Counterparts	68
12.10	Governing Law	69
12.11	Jurisdiction, Venue and Service of Process	69
12.12	Waiver of Jury Trial	69
12.13	No Third Party Beneficiaries	70
12.14	Representation of the Seller Parties and their Affiliates	70
12.15	Disclosure Schedules	70
12.16	Deliveries to Buyer; Disclaimer	71

12.17	Conflict Between Transaction Documents	72
12.18	Specific Performance	72
12.19	Non-Recourse	72
12.20	Further Assurances	72

Schedules

Schedule A	–	Agreed Accounting Principles
Schedule B	–	Pro Rata Portion
Schedule C	–	EBITDA Methodology
Schedule D	–	Purchase Price Allocation

Disclosure Schedules

Exhibit

Exhibit A	–	Form of Unit Appreciation Rights Amendment and Cancellation Agreement
Exhibit B	–	Form of Rand Employment Agreement
Exhibit C	–	Form of Smith Employment Agreement

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made as of July 16, 2026, by and among (a) STINorland USA, Inc., a California corporation (“Buyer”), (b) Array Technologies, Inc., a Delaware corporation (“Parent”), (c) Affordable Wire Management, LLC, a Delaware limited liability company (the “Company”), (d) DS Equity Holdings LLC, a Delaware limited liability company (the “Seller”), and (e) Scott R. Rand (“Rand”) and Daniel R. Smith (“Smith” and, together with Rand, collectively, “Owners” and, each, an “Owner”). Each of Seller and each Owner is referred to herein as a “Seller Party” and collectively as the “Seller Parties.” Each of Buyer, Parent and the Seller Parties is referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 11.

RECITALS

WHEREAS, prior to the Closing, the Owners will have contributed all of their interests in the Company to Seller in connection with a pre-closing reorganization undertaken for purposes of making a PTE Election (the “Pre-Closing Reorganization”);

WHEREAS, Seller owns all of the issued and outstanding common units of the Company, consisting of 10,000,000 common units (collectively, the “Units”); and

WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Units.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF UNITS

1.01 Purchase and Sale of Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, all of the Units in exchange for the payment to Seller, in cash, the Aggregate Closing Consideration (subject to adjustment pursuant to Section 1.02), and the right to receive any Deferred Consideration Payments (subject to the terms and conditions of Section 1.05) and Performance Earn-Out Payments (subject to the terms and conditions of Sections 1.06 and 1.07) payable pursuant to this Agreement.

1.02 Calculation of Closing and Final Consideration.

(a) For purposes of this Agreement, the “Aggregate Closing Consideration” means an amount equal to:

(i) the Enterprise Value;

(ii) plus the total amount of Cash on Hand;

(iii) minus the outstanding amount of Indebtedness;

(iv) minus the unpaid Seller Transaction Expenses;

(v) plus the amount, if any, by which the Net Working Capital exceeds the Net Working Capital Target;

(vi) minus the amount, if any, by which the Net Working Capital is less than the Net Working Capital Target; and

(vii) minus the Adjustment Escrow Amount and the Retention Escrow Amount.

(b) Seller will prepare and deliver to Buyer, together with reasonable supporting documentation, (i) at least four (4) Business Days prior to the Closing Date, a schedule (in reasonable detail) setting forth its good faith estimate of the Aggregate Closing Consideration (the “Estimated Aggregate Closing Consideration”), including its good faith estimate of the components corresponding to Section 1.02(a)(i)-(vii) (the “Estimated Closing Statement”) and (ii) at least ten (10) days prior to the Closing Date, a schedule setting forth the UAR Pro Rata Portion of each Unit Appreciation Rights Recipient. The Estimated Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash on Hand, Indebtedness, Seller Transaction Expenses, Net Working Capital and the Agreed Accounting Principles referred to therein. Buyer shall be entitled to review the Estimated Closing Statement prior to the Closing and may deliver comments thereon to Seller, which Seller shall consider in good faith; provided, however, that Seller’s failure to incorporate any of Buyer’s comments shall not be deemed a breach of this Agreement or a failure of any closing condition.

(c) On the Closing Date, Buyer shall make the following payments by wire transfer of immediately available funds into accounts (or to the Company’s payroll account) designated by Seller to Buyer at least four (4) Business Days prior to the Closing, as follows:

(i) to the holders or recipients thereof, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on Section 2.02(e)(v) of the Disclosure Schedules;

(ii) to the payees thereof, the reasonably documented and unpaid portions of Seller Transaction Expenses, including payment to the Company’s or its designee’s payroll account of the Unit Appreciation Rights Amount for further distribution by the Company in accordance with Section 1.04;

(iii) to the Escrow Agent, the Adjustment Escrow Amount to fund the Adjustment Escrow Funds and the Retention Escrow Amount to fund the Retention Escrow Funds; and

(iv) to Seller, the Estimated Aggregate Closing Consideration (as allocated to each Owner by Seller in accordance with each Owner’s Pro Rata Portion or as otherwise directed by Seller in writing).

(d) As promptly as possible, but in any event within ninety (90) days after the Closing Date, Buyer will deliver to Seller its calculation of the Aggregate Closing Consideration, including each of its components corresponding to Section 1.02(a)(i)-(vii) (together, the “Closing Statement”). The Closing Statement will be prepared in a manner consistent with the definitions of the terms Cash on Hand, Indebtedness, Seller Transaction Expenses, Net Working Capital and the Agreed Accounting Principles referred to therein. The Closing Statement will entirely disregard (A) any and all effects on the assets or Liabilities of the Company as a result of the transactions contemplated hereby or of any financing or refinancing arrangements entered into at any time by Buyer or any other transaction entered into by Buyer in connection with the consummation of the transactions contemplated hereby, and (B) any of the plans, transactions or changes which Parent or Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to Parent or Buyer or any of their assets or Liabilities. Notwithstanding anything to the contrary herein, if Buyer fails to timely deliver the Closing Statement in accordance with this Section 1.02(d), the Estimated Closing Statement shall be deemed the Closing Statement prepared by Buyer and accepted by Seller, in which case the Estimated Closing Statement and the calculations set forth therein will be final, binding and non-appealable by the parties.

(e) Buyer will, and will cause the Company to, (i) assist Seller in the review of the Closing Statement and provide Seller and its representatives and agents with reasonable access during normal business hours and upon reasonable notice to the books and records of the Company solely for purposes of their review of the Closing Statement, and (ii) reasonably cooperate with Seller and its representatives and agents in connection with the review of the Closing Statement as is requested by Seller or its representatives and agents. If Seller has any objections to the Closing Statement, Seller will deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”), which statement will identify in reasonable detail those items and amounts to which Seller objects, including Seller’s alternative supporting calculation of those items (the “Disputed Items”). If an Objections Statement is not delivered to Buyer or, alternatively, Seller provides written acceptance to Buyer of the Closing Statement, in either case, within sixty (60) days after delivery of the Closing Statement, the Closing Statement as prepared by Buyer, and the calculation of the Aggregate Closing Consideration set forth therein, will be final and binding on, and non-appealable by, the Parties. Seller and Buyer will negotiate in good faith to resolve the Disputed Items and all such discussions will (unless otherwise agreed by Buyer and Seller in writing) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objections Statement to Buyer (or within any additional period mutually agreed to by Buyer and Seller in writing), Seller and Buyer will submit any unresolved Disputed Items to Grant Thornton or such other independent national accounting firm mutually selected by Buyer and Seller (the “Accounting Firm”). Any item not specifically disputed in the Objections Statement shall be deemed final and binding on the parties hereto as set forth in the Closing Statement. The Accounting Firm, acting as an expert and not an arbitrator, shall, in accordance with this Agreement, resolve and provide determination as to the Disputed Items only and shall make adjustments to the Closing Statement on the basis of such determination. Within ten (10) days after the expiration of such thirty (30)-day period, each of Buyer and Seller may deliver to the Accounting Firm its response to the other’s position on the Disputed Items; provided, that it delivers a copy thereof substantially simultaneously to the other, and shall cause its respective Affiliates or representatives not to, have any ex parte communication with the Accounting Firm relating to its services under or in connection with this Agreement or the transactions contemplated hereby. Seller and Buyer will use their respective commercially reasonable efforts to cause the Accounting Firm to resolve such dispute as soon as practicable, but in any event within thirty (30) days after the date on which the Accounting Firm receives the Closing Statements submitted on behalf of Seller and Buyer. The Accounting Firm shall (A) consider only the Disputed Items, and (B) select with respect to each Disputed Item an amount between or equal to the position of Seller (and in any event capped at the maximum amount set forth in the Objections Statement), on the one hand, and Buyer (and in any event capped at the amount set forth in the Closing Statement), on the other hand. The scope of the Accounting Firm’s determination will be limited to correcting mathematical errors and determining whether the items in dispute were determined in accordance with the Agreed Accounting Principles, if applicable, and this Agreement. The resolution of the Disputed Items by the Accounting Firm shall be final and binding on, and non-appealable by, the Parties absent manifest error or fraud. Each of Seller, on the one hand, and Buyer, on the other hand, will bear its own costs and expenses in connection with the resolution of such dispute by the Accounting Firm. Each of Seller, on the one hand, and Buyer, on the other hand, will be responsible for the fees and expenses of the Accounting Firm in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such Accounting Firm is rendered on the merits of the matters submitted, such calculation to be undertaken by multiplying the total fee due to the Accounting Firm by a fraction, (x) the denominator of which is the total aggregate amount of the Disputed Items, and (y) the numerator of which is the amount of the Disputed Items that the Accounting Firm awarded in favor of the other Party. For example, if, for a given Disputed Item, Seller contests only $500 of the amount claimed by Buyer, and if the Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to Seller and 40% (i.e., 200 ÷ 500) to Buyer.

(f) If the Aggregate Closing Consideration as finally determined pursuant to Section 1.02(e) (the “Final Aggregate Closing Consideration”) is greater than the Estimated Aggregate Closing Consideration, then, within five (5) Business Days after the determination of the Final Aggregate Closing Consideration, (i) Buyer will promptly pay, by wire transfer of immediately available funds, to Seller or its designees (to the account(s) instructed by Seller) the amount of such excess, and (ii) Buyer and Seller will jointly instruct the Escrow Agent to pay, by wire transfer of immediately available funds, to Seller or its designees (to the account(s) instructed by Seller) the remaining balance of the Adjustment Escrow Funds.

(g) If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration, then, within five (5) Business Days after the determination of the Final Aggregate Closing Consideration, (i) Buyer and Seller will jointly instruct the Escrow Agent to pay to Buyer, by wire transfer of immediately available funds (to the account instructed by Buyer), an amount equal to such shortfall from the Adjustment Escrow Funds, (ii) if the Adjustment Escrow Funds are less than such shortfall amount, Seller will promptly pay, by wire transfer of immediately available funds, to Buyer or its designees (to the account(s) instructed by Buyer) the amount of such remaining shortfall, and (iii) if after the payment in clause (i) there is a balance in the Adjustment Escrow Funds, Buyer and Seller will jointly instruct the Escrow Agent to pay, by wire transfer of immediately available funds, to Seller or its designees (to the account(s) instructed by Seller) such remaining balance.

(h) If the Final Aggregate Closing Consideration equals the Estimated Aggregate Closing Consideration, then, within five (5) Business Days after the determination of the Final Aggregate Closing Consideration, Buyer and Seller will jointly instruct the Escrow Agent to pay, by wire transfer of immediately available funds, to Seller or its designees (to the account(s) instructed by Seller) the remaining balance of the Adjustment Escrow Funds.

(i) All payments required pursuant to Sections 1.02(f) and 1.02(g) will be deemed for Tax purposes to be adjustments to the aggregate purchase price paid by Buyer for the Units purchased by it pursuant to this Agreement.

1.03 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the electronic exchange of executed documents and other closing deliverables, on the third (3rd) Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Article 2 below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time) by the Party or Parties entitled to the benefit thereof, or on such other date as is mutually agreeable to Buyer and Seller. The date of the Closing is herein referred to as the “Closing Date.”

1.04 Treatment of Unit Appreciation Right Agreements.

(a) The Unit Appreciation Rights Amount shall constitute a Seller Transaction Expense for purposes of this Agreement and shall be paid at Closing in accordance with Section 1.02(c). The Company will pay each Unit Appreciation Rights Recipient such recipient’s Closing UAR Payment through the Company’s or its designee’s payroll system, net of applicable Tax withholding and other amounts required by applicable Law to be withheld by the Company, as soon as reasonably practicable following the Closing and in any event within thirty (30) days after the Closing Date. For the avoidance of doubt, no Unit Appreciation Rights Recipient, in such capacity, shall be deemed a Seller or shall have any right to receive or participate in any portion of the Aggregate Closing Consideration, Deferred Consideration Payment, Performance Earn-Out Payment, Adjustment Escrow Funds, Retention Escrow Funds, indemnification proceeds or any other amount payable to any Seller under this Agreement.

(b) Subject to the terms and conditions of this Section 1.04, Section 1.06, and Section 1.07, each Unit Appreciation Rights Recipient shall be entitled to receive such recipient’s UAR Pro Rata Portion of each Performance Earn-Out Payment payable to Seller pursuant to Section 1.06 or Section 1.07, and in accordance with the Unit Appreciation Right Amendment and Cancellation Agreement as in effect as of the Closing (each such amount, a “UAR Earn-Out Payment”). For the avoidance of doubt, each Performance Earn-Out Payment payable to Seller pursuant to Section 1.06 or Section 1.07 shall be reduced by (i) the aggregate amount of all UAR Earn-Out Payments payable to the Unit Appreciation Rights Recipients for such Earn-Out Period and (ii) if Buyer is not entitled to deduct the UAR Earn-Out Payment for Tax purposes, the employer’s portion of any payroll or other related Taxes with respect to such UAR Earn-Out Payments.

(c) Payment of UAR Earn-Out Payments shall be made through the Company’s or its designee’s payroll system as follows:

(i) If a Unit Appreciation Rights Recipient is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act (an “Accredited UAR Recipient”), such Accredited UAR Recipient’s UAR Earn-Out Payment may, at the sole discretion of Parent and Buyer, be paid in cash or in shares of Parent Common Stock (or any combination thereof), in each case on the same terms and in the same manner as the Performance Earn-Out Payment is paid to Seller pursuant to Section 1.06(f) and net of applicable Tax withholding and other amounts required by applicable Law to be withheld by the Company.

(ii) If a Unit Appreciation Rights Recipient is not an Accredited UAR Recipient, such recipient’s UAR Earn-Out Payment shall be paid solely in cash, net of applicable Tax withholding and other amounts required by applicable Law to be withheld by the Company.

(d) Each UAR Earn-Out Payment shall be paid to the applicable Unit Appreciation Rights Recipient at the same time as the corresponding Performance Earn-Out Payment is paid to Seller pursuant to Section 1.06 or Section 1.07.

1.05 Deferred Consideration Payments.

(a) Subject to the terms and conditions set forth in this Section 1.05 , Parent shall pay, or cause to be paid, to Seller, as additional consideration for the Units, the sum of $5,000,000 on the first (1st) anniversary of the Closing Date and an additional sum of $5,000,000 on the second (2nd) anniversary of the Closing Date (each such payment, a “Deferred Consideration Payment”). Each Deferred Consideration Payment shall be allocated among the Owners in accordance with Section 1.05(b).

(b) Each Owner shall be entitled to receive such Owner’s Pro Rata Portion of each Deferred Consideration Payment if, as of the applicable anniversary date on which such Deferred Consideration Payment becomes due, (i) the employment of such Owner has not been terminated by the Company or Parent for Cause and (ii) such Owner has not resigned without Good Reason. If an Owner fails to satisfy the foregoing conditions as of the applicable anniversary date, such Owner shall forfeit such

Owner’s Pro Rata Portion of the Deferred Consideration Payment for such period, and such forfeited amount shall not be payable to Seller or such Owner and shall instead be retained by Parent; provided, however, that such forfeiture shall not affect or impair any other Owner’s right to receive such other Owner’s Pro Rata Portion of such Deferred Consideration Payment. For illustrative purposes only, if (x) Messrs. Rand and Smith each have Pro Rata Portions of 50%, and (y) Smith is terminated for Cause after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, then (A) with respect to the first Deferred Consideration Payment, Parent shall pay to Seller (for allocation to Rand and Smith in accordance with this Section 1.05) an amount equal to each of Rand’s and Smith’s Pro Rata Portions (i.e., $2,500,000 each), and (B) with respect to the second Deferred Consideration Payment, Parent shall pay to Seller (for allocation to Rand in accordance with this Section 1.05) an amount equal to Rand’s Pro Rata Portion (i.e., $2,500,000), Smith shall forfeit his 50% Pro Rata Portion of such payment (i.e., $2,500,000), with Parent retaining the $2,500,000 that would otherwise have been allocable to Smith.

(c) For purposes of this Section 1.05, “Cause” and “Good Reason” shall have the meaning ascribed to such terms in the applicable Employment Agreement.

(d) Parent may elect to pay any Deferred Consideration Payment in cash or in shares of Parent Common Stock by book-entry delivery (or any combination of the foregoing), with the number of shares of Parent Common Stock issued determined by dividing the amount of such Deferred Consideration Payment being paid in Parent Common Stock by the 10-Day VWAP as of the Trading Day immediately preceding the date on which such Deferred Consideration Payment is due and payable.

1.06 Performance Earn-Out Payments.

(a) Subject to the terms and conditions of Section 1.04 and this Section 1.06, Seller shall be eligible to receive up to (i) $8,000,000 for the twelve (12)-month period beginning on January 1, 2026 and ending on December 31, 2026 (the “2026 Earn-Out Period”), (ii) $16,000,000 for the twelve (12)-month period beginning on January 1, 2027 and ending on December 31, 2027 (the “2027 Earn-Out Period”), and (iii) $16,000,000 for the twelve (12)-month period beginning on January 1, 2028 and ending on December 31, 2028 (the “2028 Earn-Out Period” and together with the 2026 Earn-Out Period and 2027 Earn-Out Period, the “Earn-Out Periods”, and each such period, an “Earn-Out Period,” and each such payment, a “Performance Earn-Out Payment”). For the avoidance of doubt, the total amount of Performance Earn-Out Payments payable to Seller under this Section 1.06(a) shall not exceed $40,000,000.

(b) The Performance Earn-Out Payment for the 2026 Earn-Out Period shall be equal to (i) $8,000,000, multiplied by (ii) the quotient of (A) the actual EBITDA for the 2026 Earn-Out Period, calculated in accordance with the EBITDA Methodology, divided by (B) $28,400,000 (such quotient, the “2026 Earn-Out Period Achievement Rate”), provided, however, that no Performance Earn-Out Payment for the 2026 Earn-Out Period shall be payable if the 2026 Earn-Out Period Achievement Rate is below the Threshold Rate. Notwithstanding the foregoing, the Performance Earn-Out Payment for the 2026 Earn-Out Period shall not exceed $8,000,000.

(c) The Performance Earn-Out Payment for the 2027 Earn-Out Period shall be equal to (i) $16,000,000, multiplied by (ii) the quotient of (A) the actual EBITDA for the 2027 Earn-Out Period, calculated in accordance with the EBITDA Methodology, divided by (B) a number no higher than $37,100,000 (such number to be set at an annual operating plan level to be mutually agreed by Parent and Seller in good faith and materially consistent with Parent’s operating plans for its existing Subsidiaries) (such quotient, the “2027 Earn-Out Period Achievement Rate”), provided, however, that no Performance Earn-Out Payment for the 2027 Earn-Out Period shall be payable if the 2027 Earn-Out Period Achievement Rate is below the Threshold Rate. Notwithstanding the foregoing, the Performance Earn-Out Payment for the 2027 Earn-Out Period shall not exceed $16,000,000.

(d) The Performance Earn-Out Payment for the 2028 Earn-Out Period shall be equal to (i) $16,000,000, multiplied by (ii) the quotient of (A) the actual EBITDA for the 2028 Earn-Out Period, calculated in accordance with the EBITDA Methodology, divided by (B) a number no higher than $48,000,000 (such number to be set at an annual operating plan level to be mutually agreed by Parent and Seller in good faith and materially consistent with Parent’s operating plans for its existing Subsidiaries) (such quotient, the “2028 Earn-Out Period Achievement Rate”, and together with the 2026 Earn-Out Period Achievement Rate and the 2027 Earn-Out Period Achievement Rate, an “Achievement Rate”), provided, however, that no Performance Earn-Out Payment for the 2028 Earn-Out Period shall be payable if the 2028 Earn-Out Period Achievement Rate is below the Threshold Rate. Notwithstanding the foregoing, the Performance Earn-Out Payment for the 2028 Earn-Out Period shall not exceed $16,000,000.

(e) For purposes of this Section 1.06, the “Threshold Rate” shall mean 0.65.

(f) Within five (5) Business Days following the filing of Parent’s first Form 10-Q or Form 10-K, as applicable, that includes financial statements covering the last day of the applicable Earn-Out Period, Parent shall deliver to Seller a written statement prepared in good faith (each, an “Earn-Out Statement”) setting forth in reasonable detail: (i) the calculation of the actual EBITDA for such Earn-Out Period prepared in accordance with the EBITDA Methodology; (ii) the Achievement Rate for such Earn-Out Period; (iii) whether the Achievement Rate for such Earn-Out Period has equaled or exceeded the Threshold Rate; and (iv) Parent’s calculation of the Performance Earn-Out Payment, if any, payable for such Earn-Out Period. Each Earn-Out Statement shall be accompanied by reasonable supporting documentation, including relevant schedules used to calculate the actual EBITDA for the applicable Earn-Out Period. To the extent any Performance Earn-Out Payment is due and payable for such Earn-Out Period, Parent shall pay such Performance Earn-Out Payment on the second (2nd) Trading Day following the date on which such Earn-Out Statement is delivered to Seller.

(g) Seller shall have sixty (60) days after receipt of an Earn-Out Statement to review such Earn-Out Statement and, if Seller has any objections thereto, deliver to Parent a statement setting forth its objections thereto (an “Earn-Out Objections Statement”), which statement shall identify in reasonable detail those items and amounts to which Seller objects, as well as Seller’s alternative calculation of the Earn-Out Statement. During such sixty (60)-day review period, Parent shall, and shall cause the Company and its Affiliates to, provide Seller and its representatives with reasonable access during normal business hours and upon reasonable notice to the books and records of the Company and its Affiliates reasonably related to the preparation of the applicable Earn-Out Statement, and shall reasonably cooperate with Seller and its representatives in connection with such review. Upon Seller’s written request during such review period, Parent shall use its reasonable best efforts to cause the applicable members of management involved in preparing the applicable Earn-Out Statement to be reasonably available, during normal business hours and upon reasonable notice, to Seller and its representatives to respond to questions regarding such calculation. If an Earn-Out Objections Statement is not delivered to Parent, or Seller provides written acceptance of the applicable Earn-Out Statement, in either case, within sixty (60) days after delivery of such Earn-Out Statement, such Earn-Out Statement as prepared by Parent, and the calculation of the Performance Earn-Out Payment for the applicable Earn-Out Period set forth therein, shall be final and binding on, and non-appealable by, the Parties. Any dispute regarding a Performance Earn-Out Payment shall be resolved in accordance with the dispute procedures set forth in Section 1.02(e), mutatis mutandis. If the Performance Earn-Out Payment for such Earn-Out Period, as finally determined pursuant to this Section 1.06(f), is greater than the amount paid to Seller pursuant to Section 1.06(e) for such Earn-Out Period (such difference, the “Earn-Out Adjustment Payment”), Parent shall pay to Seller, in cash by wire transfer of immediately available funds, the amount of such excess within three (3) Business Days after such final determination. If the Performance Earn-Out Payment for such Earn-Out Period, as finally determined pursuant to this Section 1.06(f), is less than the amount paid to Seller pursuant to Section 1.06(e) for such Earn-Out Period, Seller shall pay to Parent, in cash by wire transfer of immediately available funds, an amount equal to Seller’s proportionate share of such shortfall (determined by excluding from such shortfall the aggregate UAR Pro Rata Portions of all Unit Appreciation Rights Recipients that was overpaid to such Unit Appreciation Rights Recipients) within three (3) Business Days after such final determination.

(h) Except with respect to any Earn-Out Adjustment Payment, Parent may, but is not obligated to, elect to pay any Performance Earn-Out Payment in cash or in shares of Parent Common Stock by book-entry delivery (or any combination of the foregoing), with the number of shares of Parent Common Stock issued determined by dividing the amount of such Performance Earn-Out Payment being paid in Parent Common Stock by the 10-Day VWAP as of the Trading Day immediately preceding the date on which the applicable Performance Earn-Out Payment is due and payable.

1.07 Earn-Out Covenants; Acknowledgments.

(a) During each Earn-Out Period, Parent and Buyer shall, and shall cause their Affiliates (including the Company) to use commercially reasonable efforts to: (i) (1) operate the Company in a manner consistent with past practices of the Company in all material respects; (2) act in good faith and not take or omit to take any action with the purpose of avoiding, reducing or delaying any Deferred Consideration Payment or Performance Earn-Out Payment; and (3) not intentionally divert away from the Company any existing material customer, supplier, project, revenue opportunity or business line that would reasonably be expected to contribute to achievement of the EBITDA for the primary purpose of avoiding, reducing or delaying any Deferred Consideration Payment or Performance Earn-Out Payment; (ii) maintain books and records for the Company sufficient to calculate EBITDA and the Performance Earn-Out Payments; (iii) not materially diminish, reduce or otherwise adversely alter the roles or responsibilities of Messrs. Rand and Smith with respect to the Company or require additional responsibilities of Messrs. Rand and Smith with respect to Parent or its Affiliates (other than the Company) that materially impact their ability to continue to manage and operate the Business; and (iv) grant Messrs. Rand and Smith sufficient authority to manage and operate the Business (A) in adherence with Parent’s delegation of authority and other policies to which all Subsidiaries of Parent are subject and (B) in accordance with an annual budget and business plan for the Company to be mutually agreed by Parent and the Owners in good faith prior to the commencement of each Earn-Out Period (and, with respect to the 2026 Earn-Out Period, within thirty (30) days following the Closing Date); provided, that such budget and business plan shall be (1) materially consistent with Parent’s operating plans for its existing Subsidiaries, including, but not limited to, with respect to capital expenditures, revenue and employee head count and (2) subject to reasonable increases to reflect any accelerated growth in the Company’s revenue or business during the applicable Earn-Out Period, as mutually agreed by Parent and the Owners in good faith. For the avoidance of doubt, subject to the foregoing (A) Parent and its Affiliates shall otherwise be entitled to run and operate the Business and conduct its operations in their sole discretion, subject to the covenants set forth in clauses (i) through (iv) above; (B) Parent and its Affiliates shall have no duty or obligation, expressed or implied, to own, use or otherwise operate the Company in order to maximize or expedite the payments described in Section 1.06; (C) Parent and its Affiliates shall owe no duty, as a fiduciary or otherwise, to the Seller Parties in connection with its operation of the Company following the Closing; and (D) there is no assurance that the Seller Parties will receive any payment described in Section 1.06.

(b) If, during any Earn-Out Period, (i) Buyer, Parent or the Company consummates any merger, consolidation or other business combination with any third party, (ii) any Person or group acquires, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the outstanding equity interests or voting power of Buyer, Parent or the Company, or (iii) Buyer, Parent, the Company or any of their respective Affiliates sells, transfers or otherwise disposes of all or substantially all of the assets or equity interests of Buyer, Parent, the Company or the Business (each, a “Change of Control Transaction”), then Parent or Buyer, as applicable, shall, as a condition to the consummation of such Change of Control Transaction, cause the acquirer, successor or transferee in such Change of Control Transaction

(the “Successor”) to expressly assume, in a written instrument, all of the obligations of Buyer, Parent and the Company under this Agreement with respect to the Deferred Consideration Payments and the Performance Earn-Out Payments, including all obligations under Sections 1.04, 1.05, and 1.06 and this Section 1.07. Such assumption shall not release Buyer or Parent from any of their obligations hereunder.

ARTICLE 2

CONDITIONS TO CLOSING

2.01 Conditions to All Parties’ Obligations. The obligations of the Seller Parties and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) the applicable waiting periods under the HSR Act and all other applicable Antitrust Laws will have expired or been terminated and there shall be no agreement in effect with any Governmental Body that would prevent consummation of the transactions contemplated by this Agreement;

(b) no action or proceeding before any court or Governmental Body will be in effect or pending wherein an unfavorable judgment, decree or order has prevented or would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and

(c) this Agreement will not have been terminated in accordance with Section 8.01(a).

2.02 Conditions to Parent’s and Buyer’s Obligations. The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) (i) each of the Fundamental Representations will be true and correct in all but de minimis respects as of the Closing Date as if made anew as of such date (except to the extent any such Fundamental Representation expressly relates to an earlier date in which case such Fundamental Representation need only be true and correct as of such earlier date); (ii) each of the representations and warranties of the Seller Parties and the Company contained in Articles 3 and 4 that are qualified by “Material Adverse Effect” will be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date in which case such representation and warranty need only be true and correct as of such earlier date); and (ii) all of the other representations and warranties of the Seller Parties and the Company contained in Articles 3 and 4, disregarding all qualifications contained therein regarding materiality or Material Adverse Effect, will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case such representation and warranty need only be true and correct as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (iii) to be true and correct would not have a Material Adverse Effect;

(b) the Seller Parties and the Company will have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by them at or prior to the Closing;

(c) Seller shall have delivered to Buyer a duly executed IRS Form W-9;

(d) Seller will have delivered to Buyer duly executed instruments of assignment and transfer representing the Units;

(e) Seller will have delivered to Buyer each of the following:

(i) a certificate executed by Seller, dated as of the Closing Date, stating that the preconditions specified in Sections 2.02(a) and (b) as they relate to Seller and the Company, as applicable, have been satisfied (the “Seller Closing Certificate”);

(ii) a copy of the Escrow Agreement, duly executed by Seller;

(iii) cancellation agreements in substantially the form attached hereto as Exhibit A, duly executed at least one day prior to the Closing Date by each Unit Appreciation Right Recipient (collectively, the “Unit Appreciation Rights Amendment and Cancellation Agreements”);

(iv) to the extent requested by Buyer, written resignations, effective as of the Closing Date, of each manager and officer, of the Company, in form and substance reasonably satisfactory to Buyer;

(v) payoff letters in a form reasonably satisfactory to Buyer, with respect to the payoff amounts of the Indebtedness identified on Section 2.02(e)(v) of the Disclosure Schedules; and

(vi) the Employment Agreements executed by each of Rand and Smith, as applicable.

(f) The Seller Parties shall have completed the Pre-Closing Reorganization.

(g) Since the date hereof, no Material Adverse Effect shall have occurred.

2.03 Conditions to the Seller Parties’ and the Company’s Obligations. The obligations of the Seller Parties and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date:

(a) each of the representations and warranties of Parent and Buyer set forth in Article 5 hereof will be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case such representation or warranty need only be true and correct as of such earlier date)), except where any failure of any such representation and warranty to be true and correct would not have a material adverse effect on Parent’s and Buyer’s ability to perform the transactions contemplated hereby;

(b) Parent and Buyer will have performed in all material respects all of the covenants and agreements under this Agreement that are required to be performed by them at or prior to the Closing;

(c) Buyer will have made the payments set forth in Sections 1.01 and 1.02 (without duplication) due on the Closing Date;

(d) Buyer will have delivered to Seller each of the following:

(i) a certificate executed by Buyer, dated as of the Closing Date, stating that the preconditions specified in Section 2.03(a) and (b) hereof have been satisfied (the “Buyer Closing Certificate” and, together with the Seller Closing Certificate, the “Closing Certificates”); and

(ii) a copy of the Escrow Agreement, duly executed by Buyer;

(iii) an employment agreement between Buyer or one of its Affiliates and Rand substantially in the form attached hereto as Exhibit B, duly executed by Buyer or such Affiliate (the “Rand Employment Agreement”);

(iv) an employment agreement between Buyer or one of its Affiliates and Smith substantially in the form attached hereto as Exhibit C, duly executed by Buyer or such Affiliate (the “Smith Employment Agreement”, and together with the “Rand Employment Agreement”, the “Employment Agreements”);

(e) Simultaneously with the Closing, Buyer will have deposited the Adjustment Escrow Amount and the Retention Escrow Amount with the Escrow Agent in accordance with the terms of the Escrow Agreement;

(f) Simultaneously with the Closing, Buyer will have paid, or caused to be paid, on behalf of the Seller Parties and the Company, as applicable, all amounts necessary to discharge fully the then-outstanding balance of all Indebtedness identified on Section 2.02(e)(v) of the Disclosure Schedules, including all Indebtedness reflected in the payoff letters referenced in Section 2.02(e)(v), by wire transfer of immediately available funds to the account(s) designated by the holders of such Indebtedness; and

(g) Simultaneously with the Closing, Buyer will have paid, or caused to be paid, on behalf of the Seller Parties and the Company, as applicable, all amounts necessary to discharge fully the then-outstanding balance of all Seller Transaction Expenses (including the Unit Appreciation Rights Amount, which shall be paid to the Company’s or its designee’s payroll account for further distribution in accordance with Section 1.04), by wire transfer of immediately available funds to the account(s) designated by each Person to whom such Seller Transaction Expenses are to be paid.

2.04 Withholding Taxes. Notwithstanding any other provision of this Agreement, Buyer, the Company and any Affiliate or agent of the foregoing shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax Law; provided that prior to making any such deduction or withholding from any non-compensatory amount payable to Seller pursuant to this Agreement, Buyer shall use commercially reasonable efforts to provide written notice to Seller of the obligation to deduct and withhold no fewer than five (5) Business Days from the date that any such withholding is required except to the extent such withholding is the result of Seller’s failure to provide an IRS Form W-9 as described in Section 2.02(c) and Buyer, the Company and any Affiliate thereof, as applicable, shall cooperate in good faith with Seller to eliminate or reduce any withholding. To the extent any such amounts are so deducted or withheld and paid to the proper Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the Disclosure Schedules, each Seller Party, jointly and severally, represents and warrants to Buyer, as follows:

3.01 Organization, Power and Authority.

(a) Seller is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own and operate its properties. After giving effect to the Pre-Closing Reorganization, Seller will be qualified to do business in every jurisdiction in which its ownership of property requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each Seller Party has all requisite power and authority and full legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which such Seller Party is (or will become) a party and to perform its obligations hereunder and thereunder to consummate the transactions contemplated hereby and thereby.

(b) The Seller Parties have made available to Buyer true, correct and complete copies of the Organizational Documents of Seller, as amended and in effect on the date of this Agreement.

3.02 Execution and Delivery; Valid and Binding Agreement. This Agreement and each Ancillary Agreement to which such Seller Party is a party has been (or at the Closing will be) duly executed and delivered by such Seller Party, and assuming that this Agreement is the valid and binding agreement of Parent and Buyer and that the Ancillary Agreements to which such Seller Party is a party are valid and binding obligations of the other parties thereto, each of this Agreement and each Ancillary Agreement to which such Seller Party is (or will become) a party constitutes (or, upon execution and delivery thereof by such Seller Party, will constitute) a valid and binding obligation of such Seller Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”).

3.03 No Breach; Consents. Except as set forth on Section 3.03 of the Disclosure Schedules, the execution, delivery and performance by such Seller Party of this Agreement and each Ancillary Agreement to which such Seller Party is or will become a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of such Seller Party, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of Seller’s Organizational Documents, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which such Seller Party is bound, or any applicable Law or Order which such Seller Party is subject other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or as may be required under the applicable requirements of antitrust, competition or other similar Laws of jurisdictions other than the United States (“Antitrust Laws”).

3.04 Ownership. After giving effect to the Pre-Closing Reorganization, to the extent such Seller Party is an Owner, such Seller Party will be the record and beneficial owner of the equity interests of Seller set forth opposite such Owner’s name on Section 3.04 of the Disclosure Schedules.

3.05 Litigation. There are no actions, suits, litigations, proceedings or investigations pending or threatened in writing or, to such Seller Party’s Knowledge, orally against or affecting such Seller Party at Law or in equity, or before or by any Governmental Body, which would reasonably be expected to prevent, enjoin, materially alter or delay such Seller Party’s performance under this Agreement, any of the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

3.06 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND 4, NEITHER SUCH SELLER PARTY NOR ANY OF ITS RESPECTIVE SELLER AFFILIATES HAS MADE OR IS MAKING, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY MERCHANTABILITY, QUANTITY, QUALITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE COMPANY’S BUSINESS, ASSETS OR OPERATIONS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. NEITHER SUCH SELLER PARTY NOR ANY OF ITS RESPECTIVE SELLER AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO PARENT OR BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules, each Seller Party, jointly and severally, represents and warrants to Buyer as follows:

4.01 Organization and Power.

(a) The Company is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority and all authorizations, licenses and permits necessary to own and operate its properties in all material respects. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of the Business as now conducted by it requires it to so qualify, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Seller Parties have made available to Buyer true, correct and complete copies of the Organizational Documents of the Company, as amended and in effect on the date of this Agreement.

4.02 No Subsidiaries. The Company does not own or hold, directly or indirectly, any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.

4.03 Authorization; Valid and Binding Agreement; No Breach.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is (or at the Closing will be) a party, and the consummation of the transactions contemplated hereby and thereby, have been (or will be at Closing) duly and validly authorized by all requisite action on the part of the Company. Assuming that this Agreement is a valid and binding obligation of Buyer and the Seller Parties and that the Ancillary Agreements to which the Company is a party are valid and binding obligations of the other parties thereto, each of this Agreement and each of the Ancillary Agreements to which the Company is (or will become) a party constitutes (or, upon execution and delivery thereof by the Company, will constitute) a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

(b) Except as set forth on Section 4.03(b) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which the Company is (or at the Closing will be) a party, and the consummation of the transactions contemplated hereby and thereby, do not conflict with or result in any breach of, constitute a default under, result in a violation of, or result in the creation of any Lien upon, any material assets of the Company, or require any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Body or other third party, under the provisions of the Company’s Organizational Documents or any Material Contract to which the Company is bound, or any Law or Order to which the Company is subject, other than any such authorizations, consents, approvals, exemptions or other actions required under the HSR Act or as may be required under the applicable requirements of Antitrust Laws.

4.04 Capitalization. Except as set forth on Section 4.04 of the Disclosure Schedules, the Units (a) constitute all outstanding equity interests of the Company, (b) consist solely of 10,000,000 common units issued and outstanding under the LLC Agreement, and (c) following the Pre-Closing Reorganization will all be held by Seller. Except as set forth on Section 4.04 of the Disclosure Schedules, the Company has no other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Units and as set forth on Section 4.04 of the Disclosure Schedules, there are no outstanding (i) shares of capital stock or equity or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into capital stock or equity or other equity interests of the Company, (iii) any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock or equity or other equity interests of the Company, or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company. On the Closing Date, Seller will transfer to Buyer good and valid title to the Units, free and clear of all Liens, options, proxies, voting trusts or agreements and other restrictions and limitations of any kind, other than Permitted Liens or Liens arising out of state or federal securities laws.

4.05 Financial Statements.

(a) Section 4.05(a) of the Disclosure Schedules consists of true, correct and complete copies of: (i) the unaudited balance sheet of the Company as of April 30, 2026 (the “Latest Balance Sheet”) and the related unaudited statement of income for the four (4)-month period then ended, and (ii) the reviewed balance sheets of the Company and the related reviewed statements of income, statements of cash flows and statements of changes in members’ equity for the fiscal years ended December 31, 2024 and December 31, 2025 (all such financial statements referred to in (i) and (ii), the “Financial Statements”). Except as set forth on Section 4.05(a) of the Disclosure Schedules, the Financial Statements are derived from and in accordance with the books and records of the Company and present fairly in all material respects the financial condition, results of operations and cash flows of the Company as of the times and for the periods referred to therein (subject in the case of the Latest Balance Sheet to changes resulting from year-end adjustments and the absence of footnotes). The Company has devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that all material transactions are (x) executed in accordance with general and specific authorization of management of the Company, and all transactions (y) are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain proper accountability for items.

(b) The Company has no material Liabilities except for (i) Liabilities reflected on the face of the Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business (other than Liabilities arising from (A) violations of applicable Law, or (B) breaches of or non-compliance with Material Contracts to which the Company is a party or by which the Company is bound), (iii) Liabilities incurred in connection with the transactions contemplated hereby or the execution, delivery or performance of this Agreement, and (iv) Liabilities set forth on Section 4.05(b) of the Disclosure Schedules.

4.06 Absence of Certain Developments. Except as set forth on Section 4.06 of the Disclosure Schedules and except as expressly contemplated by this Agreement (including the Pre-Closing Reorganization), since June 30, 2026, the Company has not:

(a) mortgaged, pledged or subjected to any Lien any of its assets or properties, except Permitted Liens;

(b) sold, assigned, transferred or otherwise disposed of any of its tangible assets or any portion thereof, other than sales of Inventory in the Ordinary Course of Business;

(c) sold, assigned, licensed or transferred any Patents, Trademarks, registered copyrights, Trade Secrets or other intangible assets;

(d) (i) failed to maintain in full force and effect all Registered Company Intellectual Property, including by paying all maintenance, renewal and other fees and taking all other actions necessary to prevent the abandonment, cancellation or expiration of any Registered Company Intellectual Property, (ii) sold, assigned, licensed, transferred, abandoned, permitted to lapse, or otherwise disposed of any Company Intellectual Property, and (iii) failed to continue to use commercially reasonable efforts to protect and maintain the confidentiality of all Trade Secrets included in the Company Intellectual Property;

(e) issued, sold, transferred or pledged any of its capital equity or other equity securities, securities convertible into its capital equity or other equity securities or warrants, options or other rights to acquire its capital equity or other equity securities, or any bonds or debt securities;

(f) granted any options, warrants, phantom stock, stock appreciation rights, convertible securities or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity securities;

(g) made any capital investment in, or any loan to, any other Person, in excess of $100,000;

(h) made any capital expenditures or commitments therefor (i) in excess of $100,000, or (ii) pursuant to the Company’s existing capital expenditure budget;

(i) entered into any Contract that would be a Material Contract if it had been entered into prior to the date hereof or amended, modified, renewed or waived any provision of or voluntarily terminated any Material Contract (or any Contract that would have been a Material Contract if it had been entered into prior to the date hereof) other than in the Ordinary Course of Business;

(j) materially changed any of its payment policies with any landlord or Top Vendor;

(k) materially changed any of its collection policies with respect to any Top Customer

(l) acquired any real property or any interest in any real property;

(m) incurred any Indebtedness or cancelled, waived, released or compromised any material debt, rights or claims owing to the Company;

(n) entered into a new line of business outside of the Business;

(o) terminated or allowed to be terminated any material insurance policy;

(p) made any material changes in its Employee Benefit Plans, in each case, except (i) as may be required by any Employee Benefit Plan, or (ii) as required by any Law;

(q) made any material changes in wages, salary or other compensation with respect to its officers, directors, managers or employees, in each case other than as required by Law or Contract;

(r) hired or terminated any employee (other than for cause), other than in the Ordinary Course of Business with respect to any employee who earns an annual base salary equal to or less than $150,000;

(s) accelerated the vesting or funding of, or the lapsing of restrictions with respect to, any compensation or benefits payable to any director, officer, manager or employee, except as required by any Law, Contract or Employee Benefit Plan in effect on the date hereof;

(t) paid, loaned or advanced (other than the payment of salary and benefits in the Ordinary Course of Business or the payment, advance or reimbursement of expenses in the Ordinary Course of Business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates, or made any loan to, or entered into any other transaction with, any of its stockholders, members, other equityholders, directors, managers or officers outside the Ordinary Course of Business;

(u) commenced, discharged or settled, or agreed to commence, discharge or settle any litigation involving an amount in excess of $100,000 for any one case;

(v) amended or authorized the amendment of its Organizational Documents or created or formed any Subsidiary;

(w) (i) made any change in the cash management practices, policies or procedures with respect to the collection of accounts receivable or the payment of accounts payable, prepayment of expenses, establishment of reserves for uncollectible accounts, accrual of expenses, deferral of revenue, including any acceleration or delay of collections of receivables in advance of or beyond their regular due dates or the dates when they would be collected in the Ordinary Course of Business, (ii) made or changed any material election relating to Taxes (provided a PTE Election may be made) or any annual accounting period, (iii) made (other than any Tax accounting method elections made in the Ordinary Course of Business) or changed any Tax accounting method, (iv) settled, compromised or extended any Tax controversy, (v) obtained or effected any Tax ruling or closing or similar agreement, (vi) affirmatively surrendered any Tax refund, (vii) failed to timely file any Tax Return or pay any Tax liability, (viii) amended any Tax Return or filed any Tax Return inconsistently with the past practice of the Company unless otherwise required by applicable Law or under this Agreement, or (ix) approached any Taxing Authority to make any voluntary disclosure, amnesty or similar filing relating to Tax;

(x) declared or paid any dividend or distribution with respect to the Units (whether in cash or in kind) or redeemed or purchased any Units;

(y) adopted or entered into a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(z) committed to do any of the foregoing.

4.07 Title to Properties.

(a) Except as set forth on Section 4.07(a) of the Disclosure Schedules, the Company owns good title to, or holds pursuant to valid and enforceable leases, all of the personal property shown to be owned or leased by the Company on the Latest Balance Sheet, free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by the Company in the Ordinary Course of Business since June 30, 2026.

(b) The Company does not own any real property.

(c) The real property demised by the leases, licenses or occupancy agreements described on Section 4.07(c) of the Disclosure Schedules (the “Leased Real Property”) constitutes all of the real property currently leased, licensed or otherwise used or occupied by the Company. Except as set forth on Section 4.07(c) of the Disclosure Schedules, the Company holds a valid and existing leasehold interest under each such lease, free and clear of all Liens, except for Permitted Liens. The Company has delivered or made available to Buyer true, correct and complete copies of each of the leases, licenses or occupancy agreements, and any amendments thereto, described on Section 4.07(c) of the Disclosure Schedules, including the address thereof and the applicable landlord (collectively, the “Real Property Leases”) and none of the Real Property Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Buyer.

(d) With respect to the Leased Real Property:

(i) The Company has not leased or sublet as landlord or sublandlord and no Person (other than the Company) is in possession of, any of the Leased Real Property.

(ii) None of the Leased Real Property, nor the leasing, occupancy or use of the Leased Real Property by the Company, is in violation of any Law or Order, including any building, zoning, environmental or other ordinance, code, rule or regulation in any material respect.

(iii) The condition and use of the Leased Real Property conforms, in all material respects, to each applicable certificate of occupancy and all other material permits required to be issued in connection with the Leased Real Property.

(iv) The Company has obtained all material permits necessary for the operation of its business at the Leased Real Property in all material respects.

(v) There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Leased Real Property. The Company has not received any written or, to Seller Parties’ Knowledge, oral notice of any such proceeding and, to the Seller Parties’ Knowledge, no such proceeding is contemplated.

(vi) The Leased Real Property is in good condition and repair (subject to normal wear and tear) and sufficient for the operation of the business of the Company as it is currently conducted, in each case, in all material respects.

4.08 Tax Matters.

(a) The Company has filed (taking into account applicable extension of time to file) all income Tax Returns and all other Tax Returns that are required to be filed by it. All such Tax Returns are true, complete and accurate in all respects. The Company has paid all income and other Taxes due by it (whether or not shown on any Tax Return).

(b) The Company has properly classified each service provider as an employee or independent contractor and has withheld and remitted all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, shareholder, member or creditor of such entity, or other third party, and all forms (including IRS Forms W-2 and 1099) required with respect thereto have been properly completed and filed.

(c) No deficiency or proposed adjustment that has not been paid, settled or resolved, for any amount of Tax has been asserted or assessed in writing by any Taxing Authority against the Company, and no such deficiency or proposed adjustment is pending in writing by any Taxing Authority or, to the Seller Parties’ Knowledge, is contemplated.

(d) There is no material dispute or claim concerning any Tax liability of the Company that has been claimed or raised by any Taxing Authority in writing that remains unpaid.

(e) No written claim has been made, or is currently pending, by any Taxing Authority to the Company in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by such jurisdiction or that it may be subject to a requirement to file Tax Returns in such jurisdiction. The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise maintain an office or fixed place of business in any jurisdiction other than in the jurisdiction in which it was organized.

(f) There are no waivers or extensions of any statute of limitations currently in effect with respect to the assessment or collection of any amount of Taxes of the Company by any Taxing Authority, other than as a result of any extension to file a Tax Return requested or obtained in the Ordinary Course of Business and no power of attorney granted by the Company to any Person with respect to Taxes or Tax Returns will remain in force following the Closing.

(g) There are no Liens for Taxes on any of the Company’s assets except for Taxes not yet due and payable.

(h) The Company does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 or similar provisions of U.S. state or local law.

(i) The Company does not have any Liability for the Taxes of any other Person as a transferee or successor or by Contract, other than commercial Contracts entered into in the Ordinary Course of Business not primarily relating to Taxes.

(j) The Company has not been a party to a “listed transaction,” as such term is defined in Section 6707A of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(k) No closing or similar agreements, technical advice memoranda or similar agreements or rulings concerning Taxes have been entered into or issued by any Governmental Body with respect to the Company.

(l) No reserve for an uncertain Tax position has been or is required to be established with respect to the Company and there is no plan or intent to establish any such reserve.

(m) The Company has complied in all material respects with applicable transfer pricing laws.

(n) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in a method of accounting pursuant to Section 481 of the Code for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or deferred revenue received prior to the Closing.

(o) Since the date of its formation and at all times prior to the Pre-Closing Reorganization, the Company was treated as a partnership for U.S. federal income tax purposes and at all times since the Pre-Closing Reorganization, the Company was treated as a “disregarded entity” of Seller for U.S. federal income tax purposes.

(p) The Company has timely and properly collected, withheld, remitted and paid all material sales, use, excise, gross receipts, value added and similar Taxes required to have been collected, withheld, remitted or paid. The Company has timely filed all such Tax Returns relating thereto.

(q) Notwithstanding anything to the contrary contained herein, the representations and warranties set forth in this Section 4.08 (and any claims based thereon) other than representations and warranties contained in Section 4.08(h), (i) and (n) shall be limited to Taxes attributable to Pre-Closing Tax Periods.

4.09 Contracts and Commitments.

(a) Section 4.09(a) of the Disclosure Schedules sets forth a complete list of the following Contracts to which the Company is a party (excluding any Employee Benefit Plans and any purchase orders, change orders or sale orders entered into in the Ordinary Course of Business):

(i) Contracts with any Top Customer or Top Vendor;

(ii) Contracts, other than purchase orders, change orders or sale orders entered into in the Ordinary Course of Business, with a customer other than a Top Customer which provide for the sale of products or services by the Company in excess of $100,000 in any consecutive twelve (12)-month period after the date hereof;

(iii) Contracts, other than purchase orders, change orders or sale orders entered into in the Ordinary Course of Business, with a supplier, vendor or licensor other than a Top Vendor which provide for the purchase of assets, goods or services by the Company from any one Person in excess of $100,000 in any consecutive twelve (12)-month period after the date hereof;

(iv) Government Contracts;

(v) Real Property Leases;

(vi) instruments for borrowed money, including any indentures, guarantees, loan agreements, sale and leaseback agreements, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements or equipment financing obligations;

(vii) Contracts under which the Company is lessee of, or holds or operates, any tangible property owned by any other Person, except for any Contract under which the aggregate annual payments do not exceed $20,000;

(viii) any Contract with any labor union or organization or work council representing with respect to the Company or its operations;

(ix) Contracts providing for the acquisition or disposition by the Company of any business, division, product line or other material assets pertaining to, or equity interests of, any other Person, including Contracts that contain put, call or similar rights;

(x) Contracts for capital expenditures, other than (A) capital expenditures adequately reserved for in the Financial Statements, or (B) which involve or are reasonably likely to involve aggregate consideration of not more than $100,000;

(xi) Contracts pursuant to which the Company grants to any Person the exclusive right to market, distribute or resell any of its products, or to exclusively represent the Company with respect to any such product, or act as an exclusive agent for the Company in connection with the marketing, distribution or sale of any of its products;

(xii) Contracts containing a covenant that restricts the Company from engaging in any line of business or competing with any Person;

(xiii) sales commission agreements and similar Contracts providing for payments to any Person based on sales, purchases or profits, other than direct payments for goods;

(xiv) Contracts involving any partnership, joint venture, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar arrangement with any Person;

(xv) employment, consulting or independent contractor Contracts, other than (A) at-will employment Contracts, (B) Contracts that can be terminated for convenience on thirty (30) days’ prior notice or less, or (C) Contracts providing for payments of compensation in an aggregate amount less than $100,000 per annum; and

(xvi) Contracts with any director, manager, member, equityholder, officer or employee of the Company, other than (A) employment agreements covered by clause (xii), (B) payments of compensation for employment to employees of the Company in the Ordinary Course of Business, and (C) participation in Employee Benefit Plans by employees.

(b) Buyer has been given access to a true, correct and complete copy of all written Contracts which are referred to on Section 4.09(a) of the Disclosure Schedules and Section 4.10(d) of the Disclosure Schedules (each, a “Material Contract” and, collectively, the “Material Contracts”), together with all material amendments, waivers or other changes thereto.

(c) As of the date hereof, (i) each Material Contract is valid, binding and in full force and effect against the Company and, to the Seller Parties’ Knowledge, each other party thereto, subject to the Enforceability Exceptions, (ii) the Company is in compliance in all material respects with each Material Contract to which the Company is a party, (iii) to the Seller Parties’ Knowledge, each other party thereto is in compliance, in all material respects, with each Material Contract, (iv) no event has occurred or, to the Seller Parties’ Knowledge, is expected to occur that, with notice or lapse of time or both, could result in a material breach of any Material Contract, and (v) the Company has not received written or, to the Seller Parties’ Knowledge, oral notice from any Person regarding the termination, cancellation, modification or acceleration of the obligations of the Company under any Material Contract.

4.10 Intellectual Property.

(a) All of the Patents, internet domain names, Trademarks, registered copyrights and applications for any of the foregoing owned by the Company and used in the conduct of the Company’s business (collectively, the “Registered Company Intellectual Property”) are set forth on Section 4.10(a) of the Disclosure Schedules, indicating for each, as applicable, the recorded owner, the owner (if different to the recorded owner), jurisdiction, application or registration number, application or registration date, office actions to be undertaken and fees to be paid in the 180 day period following the date hereof, the applicable registrar, and any Liens thereon. All Patents and Trademarks included in the Registered Company Intellectual Property are, to the Seller Parties’ Knowledge, valid, subsisting, and enforceable, and have not been abandoned, cancelled, or allowed to lapse except as set forth in Section 4.10(a) of the Disclosure Schedules. Except as set forth in Section 4.10(a) of the Disclosure Schedules, all maintenance, renewal, and other fees required to maintain the Registered Company Intellectual Property have been timely paid in full, and all chain of title actions required to record each owner of all Registered Company Intellectual Property with applicable Governmental Bodies have been taken. No Registered Company Intellectual Property is subject to any pending cancellation, interference, reissue, reexamination, or other Proceeding by any Governmental Body, except for routine prosecution examination. Except as set forth on Section 4.10(a) of the Disclosure Schedules, the Company owns and possesses all right, title and interest in and to the Company Intellectual Property, including the Registered Company Intellectual Property. Except as set forth on Section 4.10(a) of the Disclosure Schedules, the Company does not jointly own any Intellectual Property with any other Person. The Company does not own any proprietary Software material to the business of the Company as currently conducted, and no Software has been developed by or on behalf of the Company that is material to the business of the Company as currently conducted.

(b) Except as set forth in Section 4.10(b) of the Disclosure Schedules, the Company owns or has the right to use all Intellectual Property used in its business, free and clear of all Liens (other than Permitted Liens) and free of any obligation to pay any past, present or future royalty payments, license fees, charges or other payments or other conditions or restrictions, except for subscription-based Software used by the Company that requires payment of license fees. The Company has not infringed, and does not infringe, and, to the Seller Parties’ Knowledge, when operating its business in substantially the same manner as presently conducted after the Closing, will not infringe (directly, contributorily, by inducement or otherwise), misappropriate, dilute or otherwise violate any Intellectual Property of any other Person. Without limiting the generality of the foregoing, no Company Product has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any other Person. Except as set forth in Section 4.10(b) of the Disclosure Schedules, no Company Intellectual Property or Company Product is subject to any Proceeding or outstanding decree, order, judgment, Contract, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer or licensing thereof by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property or Company Product (as applicable). Except as set forth on Section 4.10(b) of the Disclosure Schedules, the Company has not within the past five (5) years received any written charge, written complaint, written claim, written demand or written notice, or to the Seller Parties’ Knowledge, any other charge, complaint, claim, demand or notice alleging any infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any Intellectual Property of any third party in order to avoid infringement and any invitation to license, except for marketing or licensing solicitations from third-party vendors that do not allege infringement or threaten litigation) of the Intellectual Property of any third party. No Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property. Except as set forth on Section 4.10(b) of the Disclosure Schedules, in the past five (5) years, no written communication or written correspondence has been sent or otherwise delivered by or to the Company alleging any infringement or misappropriation of any Intellectual Property.

(c) The Company has made commercially reasonable efforts to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company, or purported to be held by the Company, as a Trade Secret. To the Seller Parties’ Knowledge, no Trade Secret of the Company has been disclosed to any Person other than pursuant to a non-disclosure agreement that is intended to protect and maintain the Company’s interests therein. To the Seller Parties’ Knowledge, there has been no unauthorized use or disclosure of such Trade Secrets.

(d) Section 4.10(d)(i) of the Disclosure Schedules sets forth all Contracts pursuant to which the Company has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including any covenants not to assert or enforce) Intellectual Property that is not Company Intellectual Property, other than with respect to Intellectual Property that the Company obtained rights to pursuant to Contracts for off the shelf or click wrap Software, in each case with a cost of less than $250,000 per annum, and other than Contracts with contractors, manufacturers or other third parties for the performance of services for the Company in which the license rights granted therein are incidental to the services being provided and are not the primary subject matter of the Contract. Section 4.10(d)(iii) of the Disclosure Schedules sets forth all Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including any covenants not to assert or enforce), any Company Intellectual Property, other than Contracts with (x) customers in which the license rights granted therein are implied by or incidental to the products or services being provided to the customer and are not the primary subject matter of the Contract, and (y) contractors, manufacturers or other service providers in which the license rights granted therein (whether express or implied) are incidental to the services being performed for the Company and are not the primary subject matter of the Contract. Except as set forth on Section 4.10(d)(iv) of the Disclosure Schedules, the Company is not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Intellectual Property.

(e) All current and former employees, independent contractors, officers and directors of the Company who are or were involved in the creation or development of, or who did create or develop, any Company Intellectual Property or other Intellectual Property material to the business of the Company as currently conducted have signed an agreement containing an irrevocable assignment of Intellectual Property rights to the Company and confidentiality provisions intended to protect the confidentiality of Company Intellectual Property that is a Trade Secret, in the Company’s standard form of Confidentiality and Intellectual Property Assignment Agreement that has been made available. No current or former employee, officer, director, contractor, consultant or agent of the Company owns or has made a written claim of ownership to the Company asserting any rights in (nor has any of them made application for) any Company Intellectual Property. To the Seller Parties’ Knowledge, no current or former employee of the Company was engaged under an arrangement with a prior employer that could give such prior employer a claim to any Company Intellectual Property. No funding, facilities or personnel of any Governmental Body or any college, university, or other educational institution were used to develop or create any Company Product. No artificial intelligence enabled Software was used or has been used to develop, conceive, author, or invent any Company Product or any material Company Intellectual Property embodied therein. The foregoing sentence shall not be deemed breached by the Company’s use of artificial intelligence enabled Software in a manner that is incidental to the development of a Company Product and that does not affect the Company’s ownership, validity, enforceability, or protectability of any Company Intellectual Property.

(f) The Company is not currently nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property or otherwise impair or limit its control of the Company Intellectual Property.

(g) The IT Systems are reasonably sufficient for the needs of the Company, and are in sufficient working condition to perform all operations necessary for the operation of the Company as currently conducted, in all material respects. The Company has taken reasonable steps consistent with industry standards for a company of its size and type designed to safeguard the availability, security and integrity of the IT Systems and the Company Data stored thereon (including from infection by contaminants and from unauthorized access).

4.11 Litigation; Orders. Except as set forth on Section 4.11 of the Disclosure Schedules, there are no suits or proceedings pending or threatened in writing or, to the Seller Parties’ Knowledge, orally against the Company, at law or in equity, or before or by any Governmental Body, (a) in which the claim thereunder involves or involved more than $100,000, or (b) that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. The Company is not subject to or in material breach or violation of any Order, judgment, injunction, rule or decree of any Governmental Body.

4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Disclosure Schedules sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA), (ii) all other severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or nonqualified deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements and any trust, escrow, or similar agreement related thereto, whether or not funded, (x) in respect of any present or former employees, directors, officers, shareholders, or independent contractors of the Company that are sponsored or maintained by the Company or (y) with respect to which the Company has made or is required to make payments, transfers, or contributions or has any Liability either directly or through an ERISA Affiliate (all of the above, the “Employee Benefit Plans”).

(b) Copies of the following materials have been delivered or made available to Buyer with respect to each Employee Benefit Plan, as applicable: (i) all plan documents or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (ii) the most recent determination letters from the Internal Revenue Service (the “IRS”), (iii) all summary plan descriptions and summaries of material modifications, (iv) all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits, (v) annual reports filed on Form 5500, with all schedules and attachments, for the three (3) most recent plan years, and (vi) all material and non-routine correspondence between the Company or their representatives and any government agency or regulatory body within the three (3) years prior to the date of this Agreement.

(c) Each Employee Benefit Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. There have been no non-exempt prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that could reasonably result in any liability or excise tax under ERISA or the Code being imposed on the Company.

(d) Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) Neither the Company nor any of its ERISA Affiliates currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) Neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and no condition reasonably exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability or failure. Each Employee Benefit Plans that is subject to Section 312 of the Code or Title IV of ERISA (a “Pension Plan”) has, to the extent applicable, satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA. Section 4.12(f) of the Disclosure Schedules identifies the “funding shortfall” within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA for each Pension Plan as of such Pension Plan’s most recent valuation date. No Pension Plan is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or currently subject to the limitations of Section 436 of the Code. No waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Pension Plan, and no lien in favor of any Pension Plan has arisen under Section 412(n) or 430(k) of the Code or Section 302(f) or 303(k) of ERISA. Neither the Company nor any ERISA Affiliate has been required to provide security to any defined benefit pension plan pursuant to Section 412(c)(4) or 436 of the Code or Section 306 or 307 of ERISA, and there have been no “installment acceleration amounts” as that term is defined in Section 430(c)(7)(C) of the Code. There has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would reasonably be expected to constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Pension Plan.

(g) With respect to each group health plan benefiting any current or former employee of the Company or any of its ERISA Affiliates that is subject to Section 4980B of the Code, the Company and its ERISA Affiliates have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) There is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Benefit Plan (other than routine claims for benefits), nor is there any reasonable basis for one.

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(j) No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(k) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.

(l) The Company has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.

(m) The Company has reserved all rights necessary to amend or terminate each of the Employee Benefit Plans without the consent of any other person.

(n) No Employee Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

(o) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(p) Except as set forth on Section 4.12(p) of the Disclosure Schedule, each Employee Benefit Plan that is subject to Section 409A of the Code is in material documentary compliance with and has been operated in material compliance with Section 409A of the Code, and no individual has a right to any gross up or indemnification from the Company with respect to any such Employee Benefit Plan subject to Section 409A of the Code.

4.13 Insurance. Section 4.13 of the Disclosure Schedules lists each material insurance policy or binder currently owned, held by or applicable to the Company or its assets or business. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid in all material respects, and the Company has not received written notice of cancellation or non-renewal with respect to any such insurance policy. The Company is not in default in any material respect with respect to its obligations under any such insurance policies. There are no pending material claims under such policies by the Company as to which the insurers have denied liability, and the Company has made available to Buyer a true, complete and correct copy of each such insurance policy.

4.14 Compliance with Laws; Permits. Except as set forth on Section 4.14(a) of the Disclosure Schedules, the Company is, and for the past five (5) years has been, in compliance in all material respects with all Laws and Orders applicable to it or its business, properties or assets. The Company is not a party to, or bound by, any Order with respect to or affecting the material properties, assets, personnel or business activities of the Company. Except as set forth on Section 4.14(b) of the Disclosure Schedules, the Company currently has all material authorizations, registrations, licenses and permits which are required for the operation of its business as presently conducted, and all such authorizations, registrations, licenses and permits are valid and in full force and effect. The Company is in compliance in all material respects with all such authorizations, registrations, licenses and permits. In the past five (5) years, the Company has not received any written or, to the Seller Parties’ Knowledge, oral notice from any Governmental Body alleging any material violation of applicable Law that remains unresolved or that any such authorization, registration, license or permit will not be renewed. To the Seller Parties’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, termination, suspension, modification, or limitation of any authorizations, registrations, licenses or permits.

4.15 Environmental Matters. Except as set forth on Section 4.15 of the Disclosure Schedules, (a) the Company is, and for the past five (5) years has been, in compliance in all material respects with all Environmental Laws, (b) the Company possesses and is, and for the past five (5) years has been, in compliance in all material respects with all material permits, licenses and authorizations required under Environmental Laws for the operation of its business and ownership or use of its material assets, (c) the Company has not received any written notice alleging any actual or potential unresolved material violation of, or material Liability under, any Environmental Law or relating to any Environmental Condition, (d) there is no action, suit, proceeding or investigation pending or, to the Seller Parties’ Knowledge, threatened against the Company under any Environmental Law or relating to any Environmental Condition, (e) there exist no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response action by the Company or that would otherwise give rise to material Liability of the Company pursuant to any Environmental Law or any Contract, (f) the Company has not assumed, undertaken, agreed to provide indemnification for or otherwise become subject to any material Liability of any other Person relating to or arising from any Environmental Law, (g) the Company’s services and operations have not given rise to exposure of persons to Hazardous Materials in a manner that would give rise to material Liability under any Environmental Laws, and (h) the Company has made available to the Buyer copies of all material documents in its possession or control concerning Environmental Conditions, noncompliance with or potential Liability under Environmental Laws in any way associated with the Company.

4.16 Affiliated Transactions. Except as set forth on Section 4.16 of the Disclosure Schedules, no Seller Party, present or former officer, director, manager, controlling equity owner, member or Affiliate of the Company or any individual in such officer’s, director’s, manager’s, equity owner’s or member’s immediate family (a) is a party to any Contract with the Company, or (b) has any interest in or right to use any material asset or property, tangible or intangible, owned by, used in or pertaining to the business of the Company.

4.17 Employment and Labor Matters.

(a) Section 4.17(a) of the Disclosure Schedules sets forth a complete and accurate list of all employees of the Company, specifying, with respect to each, as applicable, (i) name or employee identification number, (ii) date of hire, (iii) job title, (iv) work location (by including city and state), (iv) salary or hourly wage, (vi) target annual incentive compensation (vii) exempt or non-exempt status under the federal Fair Labor Standards Act of 1938, as amended, or under any similar applicable Laws, (viii) employing entity, (ix) bonus or other incentive compensation eligibility, including any unvested bonuses or accrued but unpaid bonuses, (x) whether working on a visa (and expiration date of such visa), (xi) active or inactive status (and anticipated return date for employees on leave); and (xii) amount of accrued but unused vacation.

(b) On or before the date of this Agreement, the Company has delivered a complete and accurate list of all individual independent contractors, consultants and individual service providers engaged directly by the Company as of the Closing Date, and for each such individual, as applicable, his or her: (i) name, (ii) work location (including city and state), (iii) dates of engagement, (iv) brief description of services provided, and (v) terms of compensation.

(c) The Company is not and has never been a party to, or bound by, or subject to (and none of its assets or properties is bound by or subject to) any Contract (including any collective bargaining or other agreement) with any labor union or other labor organization representing any of its employees. To the Seller Parties’ Knowledge, as of the date of this Agreement, no Worker is represented by any labor union, trade union or labor organization with respect to their employment with or engagement by the Company. For the past five (5) years, no labor union, trade union, labor organization or group of employees or independent contractors has made a demand for recognition or certification, and to Seller Parties’ Knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending with the National Labor Relations Board or any other Governmental Body, and to the Seller Parties’ Knowledge, there are no union organizational drives in progress with respect to the current Workers. For the past five (5) years, there has not been, nor, to the Seller Parties’ Knowledge, has there been any written threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, or other similar labor dispute involving the Company.

(d) Except as set forth in Section 4.17(d) of the Disclosure Schedules, the Company is, and for the last three (3) years prior to the date hereof has been, in material compliance with all applicable Laws pertaining to employment and employment practices, including wages, hours, compensation, employee classification (either as exempt or non-exempt, or as a contractor versus employee), paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, labor or employee relations, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, whistleblowing, privacy rights, harassment, discrimination, retaliation, collective bargaining, workers compensation, and working conditions or employee safety or health.

(e) Except as set forth in Section 4.17(e) of the Disclosure Schedules, there are no pending or to the Seller Parties’ Knowledge threatened, and there have not been for the last three (3) years prior to the date hereof, any material actions, suits, claims, grievances, complaints, investigations, or other legal proceedings against the Company, or, to the Seller Parties’ Knowledge, threatened in writing, to be brought or filed, by or with any Governmental Body in connection with the employment or engagement of any current or former employee, individual independent contractor, or sales representative of the Company, including, without limitation, any material claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, or any other employment-related matter arising under applicable Laws.

(f) Except as set forth in Section 4.17(f) of the Disclosure Schedules, to the Seller Parties’ Knowledge, no employee earning more than $150,000 intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

(g) During the three (3)-year period prior to the date hereof, the Company has not received any written notice of intent by any Governmental Body responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company and, to the Seller Parties’ Knowledge, no such investigation is in progress.

(h) During the five (5)-year period prior to the date hereof, there have not been any actual or, to the Seller Parties’ Knowledge, threatened allegations of sexual harassment or sexual misconduct against any supervisory employee or independent contractor. During the five (5)-year period prior to the date hereof, the Company has not entered into any settlement agreement related to actual or threatened allegations of sexual harassment or sexual misconduct by any supervisory employee or independent contractor.

(i) During the three (5)-year period prior to the date hereof, all Workers have been properly classified in material compliance with the terms of each Employee Benefit Plan and ERISA, the Fair Labor Standards Act and all other applicable Laws, as employees, partners, independent contractors or leased employees, and the Company has not received notice to the contrary from any Person or Governmental Body.

(j) During the past five (5) years prior to the date hereof, the Company has not implemented or effectuated a “plant closing,” “mass layoff,” “partial plant closing,” “relocation,” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company.

(k) The employment of each employee of the Company whose primary work location is in the United States is “at will.” Except as required by Law, the Company does not have any obligation to provide any particular form or period of notice before terminating the employment of any of its employees.

(l) No visa or work permit held by a Worker with respect to his or her service with the Company will expire during the six-month period beginning on the date hereof. All current Workers who work in the United States are, and all former Workers who worked in the United States whose engagement terminated, voluntarily or involuntarily, within the five (5) years prior to the date hereof were, legally authorized to work in the United States. The Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for all Workers engaged prior to the date of this Agreement. The Company is and has been for the past five (5) years in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(m) To the Seller Parties’ Knowledge, no current or former Worker is or has been at any time in the three (3) years prior to the date of this Agreement in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, or consulting agreement with the Company. To the Seller Parties’ Knowledge, no current or former Worker is or has been at any time in the three (3) years prior to the date of this Agreement in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant or consulting agreement with a former employer or service recipient relating to the right of any such Worker to be employed by or provide services to the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

4.18 Anti-Corruption Laws. Neither the Company nor, any of its directors, officers, or employees, nor, to the Seller Parties’ Knowledge, agents, intermediaries or other Persons acting on behalf of the Company, has at any time, (a) violated or been in violation of (i) any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), or (iii) any other applicable Laws regarding use of funds for political activity or commercial bribery, (b) made, offered to make, promised to make or authorized the payment of or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), or (c) been subject to any investigation by any Governmental Body or other Person or made any voluntary or involuntary disclosure to any Governmental Body with regard to any Prohibited Payment.

4.19 International Trade.

(a) Neither the Company nor any of its directors, officers, employees, agents or other Persons acting on behalf of the Company is currently, or, since April 24, 2019, has been, (i) a Sanctioned Person, (ii) located, organized or resident in a Sanctioned Country, (iii) engaged in any dealings or transactions with, involving or for the benefit of any Sanctioned Person or in or with a Sanctioned Country, or (iv) otherwise in violation of any applicable Sanctions.

(b) During the past five (5) years, the Company and its respective officers, directors, employees, and other Persons acting on behalf of the Company have been in compliance with all Trade Compliance Laws in all material respects. The Company has not made any voluntary or involuntary disclosure to, and has not received any written, or to the Seller Parties’ Knowledge, oral, notice, inquiry, request for information, subpoena, penalty or assessment from, any Governmental Body with respect to any actual or alleged violation of any Trade Compliance Laws. There is no pending or, to the Seller Parties’ Knowledge, threatened government investigation, audit, enforcement action or proceeding against the Company with respect to any Trade Compliance Laws, and no Governmental Body has assessed any fine or penalty against, or issued any warning letter to, the Company with regard to compliance with any of the foregoing.

(c) None of the products or materials imported by, for or on behalf of the Company, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Body.

(d) The Company is not importing, nor, in the past five (5) years, has imported, products or materials mined, produced, or manufactured, wholly or in part, with the use of forced or child labor or mined, produced, or manufactured, wholly or in part, in the Xinjiang Uyghur Autonomous Region or by an entity on the Uyghur Forced Labor Prevention Act Entity List.

4.20 Top Customers and Vendors; Company Products.

(a) Section 4.20(a) of the Disclosure Schedules sets forth a list of (i) the 20 largest customers of the products or services sold by the Company in terms of sales to each such customer during each of the fiscal year ended December 31, 2024, the fiscal year ended December 31, 2025 and the four months months ended April 30, 2026 (the “Top Customers”), and (ii) the 20 largest vendors or suppliers to the Company in terms of purchases or payments made by the Company during each of the fiscal year ended December 31, 2024, the fiscal year ended December 31, 2025 and the four months ended April 30, 2026 (the “Top Vendors”). Since June 30, 2026, (i) the Company has not received any written, or, to the Seller Parties’ Knowledge, oral notice from any Top Customer or Top Vendor that such Top Customer or Top Vendor has terminated or canceled or intends to terminate or cancel any Contract between the Company and such Top Customer or Top Vendor, (ii) no Top Customer or Top Vendor has reduced, or has indicated in writing or, to the Seller Parties’ Knowledge, orally that it intends to reduce, the rate or volume of business conducted with the Company, and (iii) except as set forth on Section 4.20(a) of the Disclosure Schedules, no dispute or claim has arisen, or is pending or threatened in writing, between the Company and any Top Customer or Top Vendor.

(b) There are no existing or, to the Seller Parties’ Knowledge, threatened, claims against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Product is defective or fails to meet any product or service warranties. There are (i) no inherent design defects or systemic or chronic problems in any Company Product and (ii) no material liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems.

4.21 Privacy and Data Security.

(a) The Company is and has been in compliance in all material respects with the Privacy Policies and internal information privacy and security policies applicable to the Company, all applicable Laws, and Orders relating to the protection or Processing of Personal Data, data privacy, cybersecurity, security breach notification requirements, the privacy of electronic communications, or the transmission of marketing messages through any means, in any applicable jurisdiction, including the Payment Card Industry Data Security Standard as applicable, (“Data Protection Law”), and all material obligations in Contracts to which the Company is bound regarding the Processing, privacy or security of Personal Data controlled or Processed by the Company (“Privacy Agreements”) since January 1, 2022. To the extent that the Company has engaged in cross-border processing of Personal Data, the Company has taken all steps required by applicable Data Protection Requirements with respect to the cross-border processing of Personal Data. Where required by any applicable Data Protection Requirement, the Company has, since January 1, 2021, provided a Privacy Policy on all websites maintained by the Company, that has been maintained to be consistent in all material respects with the actual practices of the Company and reasonably discloses uses of Personal Data by the Company as required by applicable Data Protection Requirements.

(b) There have been no Security Incidents since January 1, 2022 and to the Seller Parties’ Knowledge, the company has no reason to reasonably suspect a Security Incident has occurred since January 1, 2022. As of the date of this Agreement, no Person or Governmental Body has commenced or threatened in writing any claim, litigation, arbitration, demand, inquiry, audit, investigation, or other action against the Company relating to the information privacy or data security practices of the Company. Since January 1, 2021, the Company has not experienced a successful ransomware attack.

(c) The Company has implemented and maintains a written information security program that utilizes administrative, technical and physical safeguards, including Contracts, policies, procedures, and encryption, and that complies in all material respects with applicable Data Protection Requirements and applicable industry standards for a company of its size and type operating in the jurisdiction applicable to its business (the “Security Program”), and requires the same of all material vendors that Process Personal Data and/or Company Data on its behalf. The Security Program of the Company is designed to (i) protect the availability, integrity and confidentiality of Personal Data and Company Data; (ii) protect against reasonably anticipated threats or hazards to the security of Personal Data and Company Data; (iii) prevent, detect, identify, remediate, and otherwise protect against Security Incidents; (iv) address computer and network security; and (v) provide for the secure destruction and disposal of Personal Data and Company Data. The Company (including its subcontractors) maintains disaster recovery and business continuity plans, procedures and facilities that are commercially reasonable and that satisfy the Company’s contractual and legal obligations.

4.22 Brokerage. Other than as set forth on Section 4.22 of the Disclosure Schedules, neither any Seller Party nor the Company has incurred any obligation or Liability, whether contingent or otherwise, for any brokerage or finder’s fee, agent’s commission or similar payment in connection with this Agreement or the transactions contemplated hereby.

4.23 Books and Records; Powers of Attorney. At the Closing, copies of all of the books and records of the Company will be in the possession of the Company. Except as set forth on Section 4.23 of the Disclosure Schedules, there are no outstanding powers of attorney executed by or on behalf of the Company in favor of any Person.

4.24 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 3 AND 4 OF THIS AGREEMENT AND IN THE SELLER CLOSING CERTIFICATE, NO SELLER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE

COMPANY’S ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR IN CONNECTION WITH THE UNITS OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER AGREES TO ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer represent and warrant to the Seller Parties and the Company as follows:

5.01 Organization and Power. Parent is a Delaware corporation, duly formed, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Buyer is a California corporation organized, validly existing and in good standing under the laws of the state of its organization, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02 Authorization; Valid and Binding Agreement. The execution, delivery and performance by each of Parent and Buyer of this Agreement and the Ancillary Agreements to which Parent or Buyer is (or will become) a Party, and the consummation of the transactions contemplated hereby and thereby, have been (or will be at Closing) duly and validly authorized by all requisite action on the part of Parent and Buyer. Assuming that this Agreement is a valid and binding obligation of the Seller Parties and the Company, and that the Ancillary Agreements to which Parent or Buyer is a party are valid and binding obligations of the other parties thereto, each of this Agreement and each of the Ancillary Agreements to which Parent or Buyer is (or will become) a party constitutes (or, upon the execution and delivery thereof by Parent or Buyer, as applicable, will constitute) a valid and binding obligation of Parent and Buyer, as applicable, enforceable against them in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

5.03 No Breach; Consents. Neither Parent nor Buyer is subject to or obligated, to the extent applicable, under its respective Organizational Documents, any applicable Law, rule or regulation of any Governmental Body or any agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, which would be breached or violated in any material respect by its execution, delivery or performance of this Agreement or any of the Ancillary Agreements. Except for the applicable requirements of the HSR Act and applicable Antitrust Laws, neither Parent nor Buyer is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Parent or Buyer in connection with its execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

5.04 Litigation. There are no actions, suits or proceedings pending or threatened in writing or, to Parent’s or Buyer’s knowledge, orally against or affecting Parent or Buyer at Law or in equity, or before or by any Governmental Body, which would adversely affect Parent’s or Buyer’s performance under this Agreement or any of the Ancillary Agreements or the consummation of the transaction contemplated hereby and thereby. Neither Parent nor Buyer is subject to any material outstanding judgment, order or decree of any Governmental Body.

5.05 Brokerage. Other than Jefferies LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Buyer.

5.06 Investment Representation. Buyer is acquiring the Units for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal, state or foreign securities laws. Each of Parent and Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Each of Parent and Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units. Buyer acknowledges that the Units have not been registered under the Securities Act or any state or foreign securities laws, and that the Units may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Units are registered under any applicable state or foreign securities laws, or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws. Any shares of Parent Common Stock issued pursuant to this Agreement will be when issued duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens other than restrictions expressly set forth in this Agreement or imposed by applicable securities Laws.

5.07 Financing. Parent will have at the Closing the financial capability and sufficient cash on hand, available lines of credit or other immediately available sources of funds necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, including funds sufficient to pay the Estimated Aggregate Closing Consideration pursuant to this Agreement. Parent and Buyer acknowledge and agree that their obligations under this Agreement are not subject to any financing condition or contingency. If Buyer is a Subsidiary of Parent, Parent shall cause Buyer to perform all of Buyer’s obligations under this Agreement and shall be jointly and severally liable with Buyer for the payment and performance of all such obligations.

5.08 Solvency. Upon consummation of the transactions contemplated hereby and assuming the accuracy of the representations set forth in Article 3 and Article 4 and the satisfaction of the conditions to the Closing set forth in Article 2, Parent, Buyer and the Company will not, together in the aggregate, (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

5.09 Investigation. Each of Parent and Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Each of Parent and Buyer is knowledgeable about the industries in which the Company operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Each of Parent and Buyer has been afforded access to the books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation.

5.10 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 5 OF THIS AGREEMENT AND IN THE BUYER CLOSING CERTIFICATE, NEITHER PARENT NOR BUYER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO PARENT COMMON STOCK OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION

PROVIDED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. EACH OF PARENT AND BUYER REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT IN DETERMINING TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, IT IS NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE SELLER PARTIES OR THE COMPANY AS SET FORTH IN ARTICLES 3 OR 4 AND IN THE SELLER CLOSING CERTIFICATE, AND PARENT AND BUYER WILL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS AGREEMENT.

ARTICLE 6

PRE-CLOSING COVENANTS

6.01 Conduct of the Business.

(a) During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, except as set forth on Section 6.01(a) of the Disclosure Schedules, the Company will carry on its business according to its Ordinary Course of Business and substantially in the same manner as heretofore conducted; provided, however, that, the foregoing notwithstanding, the Company may use all available cash to repay any Indebtedness or Seller Transaction Expenses, and to make distributions or pay dividends to Seller prior to the Adjustment Time (provided, however, that, the foregoing notwithstanding, at the Closing, the Company will maintain a level of Cash on Hand sufficient to operate the Business in the Ordinary Course of Business).

(b) Except as set forth on Section 6.01(a) of the Disclosure Schedules, during the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, (i) except as otherwise provided for by this Agreement or consented to in writing by Buyer, the Company will not, and no Seller Party will permit the Company to, take any action which, if taken after June 30, 2026, would be required to be disclosed on Section 4.06 of the Disclosure Schedules, and (ii) the Company will provide at least two Business Days’ notice to Buyer prior to hiring or terminating any employee (other than for cause), with respect to any employee who earns an annual base salary equal to or less than $100,000.

(c) Notwithstanding anything to the contrary contained herein, (i) Buyer shall have no right, directly or indirectly, to control or direct the Company’s operations prior to the Closing, (ii) the failure of the Company to take an action prohibited by Section 6.01(b) shall in no event be deemed to constitute a breach of Section 6.01(a) of the Disclosure Schedules, (iii) no consent of Buyer shall be required with respect to any matter contemplated by this Agreement to the extent that the requirement of such consent could, in the opinion of outside counsel of the Company, violate applicable Law (provided, however, that Seller will provide Buyer with prior written notice in the event that it intends to take any action prohibited by this Agreement on such basis), (iv) any action prohibited by Section 6.01(b) required to be taken by the Company, in the opinion of outside counsel of the Company, pursuant to any Law, directive, pronouncement or guideline issued by a Governmental Body or industry group shall not constitute a breach of this Section 6.01, and (v) during the period from the date of this Agreement until the Adjustment Time, the Company shall be permitted to utilize any and all available Cash on Hand to (A) pay any expense or bonus that would otherwise constitute Seller Transaction Expenses, (B) repay outstanding Indebtedness, or (C) make cash distributions or dividends (subject to the limitations set forth in Section 6.01(a) herein).

(d) Except as set forth on Section 6.01(a) of the Disclosure Schedules or with respect to the Pre-Closing Reorganization, during the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, except as otherwise provided for by this Agreement or consented to in writing by Buyer (not to be unreasonably withheld, delayed or conditioned), the Company will not, and no Seller Party will permit the Company to, (i) make (other than elections made in the Ordinary Course of Business) or change any Tax election (other than as required by a change in Law) or change any Tax accounting method (provided a PTE Election may be made), (ii) settle, compromise or extended any Tax controversy, (iii) obtain or effect any Tax ruling or closing or similar agreement, (iv) affirmatively surrender any Tax refund, (v) fail to timely file any Tax Return or pay any Tax liability, (vi) amend any Tax Return or file any Tax Return inconsistently with the past practice of the Company unless otherwise required by applicable Law or under this Agreement, or (vii) approach any Taxing Authority to make any voluntary disclosure, amnesty or similar filing relating to Tax.

6.02 Access to Books and Records. Subject to the receipt of any governmental approvals which may be required prior to disclosure, during the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, the Company will provide Buyer and its authorized representatives with reasonable access during normal business hours and upon reasonable notice to the books and records of the Company in order for Buyer to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Company (except that Buyer will conduct no physically invasive sampling or testing, including soil or groundwater sampling, without the prior written consent of Seller). Notwithstanding anything to the contrary in this Agreement, the Company will not be required to disclose any information to Buyer if such disclosure would be reasonably likely to (a) jeopardize any attorney-client or other legal privilege, or (b) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. The Parties acknowledge that the Mutual Confidentiality Agreement, dated as of August 29, 2025, by and between the Company and Parent (the “Confidentiality Agreement”) continues in full force and effect in accordance with its terms.

6.03 Regulatory Filings.

(a) Subject to the terms and conditions herein, Buyer and Seller (on behalf of the Seller Parties and the Company, as applicable) will (and Parent will cause Buyer to), as promptly as practicable and in any event within seven (7) Business Days after the date hereof, make or cause to be made all filings and submissions required of them or their respective Affiliates under the HSR Act and any other Antitrust Laws for the consummation of the transactions contemplated herein. Buyer will be responsible for all filing fees payable in connection with any filing under the HSR Act or any other Antitrust Law. Subject to applicable Laws relating to the exchange of information, Buyer, on the one hand, and Seller, the Seller Parties and the Company, on the other hand, will have the right to review in advance, and to the extent practicable will consult with the other Party on, all information that appears in any material submissions or written communications in response to any inquiry from any Governmental Body; provided, that information may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, and (iv) to limit disclosure of competitively sensitive information to outside counsel only. In exercising the foregoing right, each Party will act reasonably and as promptly as practicable.

(b) Seller, the Seller Parties, the Company and Buyer will (and Parent will cause Buyer to) use commercially reasonable efforts to comply with any additional requests for information or documentary material, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Body. In addition, Seller, the Seller Parties, the Company and Buyer will (and Parent will cause Buyer to) cooperate in good faith with all Governmental Bodies and use commercially reasonable efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, Parent and Buyer will not be obligated to (and Seller, Seller Party, and the Company shall not, without Parent’s prior written consent) take, or cause to be taken, any actions to obtain any consent, clearance, expiration or termination of any waiting period under the HSR Act or any other Antitrust Law, including offering, negotiating, proposing, committing to and/or agreeing to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Body that prohibits or limits in any respect, or places any conditions on, the ownership or operation by Buyer or Parent of all or any portion of Buyer’s or Parent’s business or the Company’s business or requires Buyer or Parent to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of Buyer’s or Parent’s business or the Company’s business.

(c) Each of Parent and Buyer, on the one hand, and Seller, each Seller Party and the Company, on the other hand, will keep each other apprised of the status of all filings and submissions referred to in Section 6.03(a) above, including promptly furnishing each other and the Company with copies of notices or other communications received by Seller, any Seller Party, the Company, Buyer or Parent in connection therewith. Neither Seller, any Seller Party, the Company, Buyer nor Parent will permit any of its respective directors, managers, officers, employees or other representatives or agents to participate in any meeting with any Governmental Body in respect of such filings and submissions unless it consults with the other in advance and, to the extent permitted by such Governmental Body, gives Seller, the Company, Buyer and Parent the opportunity to attend and participate thereat. Neither Buyer nor Parent, on the one hand, nor Seller, any Seller Party, nor the Company, on the other hand, will, without the other’s prior written consent (not to be unreasonably withheld, conditioned or delayed), enter into any timing agreement or other agreement with any Governmental Body, withdraw and refile any notification under the HSR Act, or otherwise agree to delay the Closing or extend any waiting period under the HSR Act or any other Antitrust Law. Notwithstanding the foregoing or anything else in this Agreement, Parent shall have the right to control and direct all interactions (including all correspondences, meetings, proposals and negotiations) with any Governmental Body and determine strategy related to obtaining clearances and approvals contemplated by this Section 6.03, subject to good faith consultation with the Seller, the Seller Parties, the Company.

(d) If any administrative or judicial action or proceeding is threatened to be instituted to prohibit the transactions contemplated by this Agreement, Buyer and Parent will use their commercially reasonable efforts to avoid the institution of any such action or proceeding, subject to the limitations set forth in Section 6.03(b). Notwithstanding anything in this Agreement to the contrary, neither Parent nor Buyer will be required to (and Seller, the Seller Parties, and the Company shall not, without Parent’s prior written consent) litigate, contest, or resist any instituted action or proceeding, including seeking to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent Order that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated hereby. Seller, the Seller Parties and the Company will reasonably cooperate with Buyer in connection with any such action or proceeding relating to the transactions contemplated by this Agreement before any Governmental Body, subject to the limitations set forth in Section 6.03(b).

6.04 Pre-Closing Reorganization. Prior to the Closing Date, the Seller Parties will take all steps necessary to complete the Pre-Closing Reorganization, and Seller shall provide to Buyer drafts of any such documents related to the Pre-Closing Reorganization. Buyer shall be entitled to review the Pre-Closing Reorganization documents and may deliver comments thereon to Seller, which Seller shall consider in good faith; provided, however, that Seller’s failure to incorporate any of Buyer’s comments shall not be deemed a breach of this Agreement or a failure of any closing condition.

6.05 Conditions; Consents. Each Party will use commercially reasonable efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to cause the conditions set forth in Section 2.01, 2.02, and 2.03, as applicable, to be satisfied and to consummate the transactions contemplated herein as soon as reasonably possible after the satisfaction of the conditions set forth in Section 2.01, 2.02, and 2.03, as applicable (other than those to be satisfied at the Closing), including, without limiting Section 6.03, to obtain from Governmental Bodies and other Persons all material consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to Contracts to which the Company is a party (including the Material Contracts). The Seller Parties will, and will cause the Company to, use commercially reasonable efforts to obtain such consents prior to the Closing; provided, that, notwithstanding anything to the contrary contained herein, such efforts shall not include any requirement of the Seller Parties or the Company to expend money, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to any third party.

6.06 Exclusive Dealing. During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 hereof, no Seller Party shall, and each Seller Party shall cause the Company not to, directly or indirectly, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person (including any of its representatives, equityholders or Affiliates) relating to any (i) merger, consolidation or acquisition of or involving the Company, (ii) sale or other disposition of any substantial portion of the equity of the Company, (iii) sale of all or any substantial portion of the assets of the Company or any interest therein or (iv) similar transaction or business combination of the Company, in each case, other than the transactions contemplated by this Agreement (each, a “Restricted Transaction”), or (b) participate in any discussions or negotiations regarding, furnish to any other Person (including any of its representatives, equityholders or affiliates) any information with respect to, cooperate in any way with, or assist, facilitate or encourage any effort or attempt by any other Person (including any of its representatives, equityholders or Affiliates) to do or seek to do, any of the foregoing. Nothing in the foregoing will limit the Company’s ability to operate in the Ordinary Course of Business. If a proposal or offer is made to any Seller Party or the Company, or any of the equity holders or representatives of the foregoing, or any Person attempts to discuss or negotiate or seek confidential information, in each case, regarding a Restricted Transaction, promptly, and in any event within two (2) Business Days of the receipt of such proposal or offer, Seller will notify Buyer, including by providing to Buyer the identity of such person or entity and the material terms of any proposal, offer, or communication related to such Restricted Transaction.

6.07 401(k) Treatment. Prior to the Closing Date, Seller shall take such actions as are necessary to cause the Affordable Wire Management, LLC 401(k) Plan (the “401(k) Plan”) to be terminated, effective at least one day prior to the Closing Date, and contingent on the Closing, with such actions to include (i) the adoption of appropriate written resolutions and (ii) delivering written notice of the termination to recordkeeper, trustee and administrator of the 401(k) Plan. The form of the resolutions terminating the 401(k) Plan shall be reasonably satisfactory to Buyer, and Buyer shall be afforded a reasonable opportunity to review such resolutions at least five (5) Business Days prior to the Closing Date. Buyer agrees to use commercially reasonable efforts to, (a) as soon as practicable after the Closing, onboard the Continuing Employees who participated in the Company’s 401(k) Plan immediately prior to the Closing Date into the Buyer plan which is a tax-qualified 401(k) plan (the “Buyer 401(k) Plan”), so that such participating Continuing Employees are able to contribute to the Buyer 401(k) Plan by the second payroll date following the Continuing Employee’s enrollment in such plan following the Closing, (b) with respect to a Continuing Employee who participates in the Buyer 401(k) Plan, provide that the Buyer 401(k) Plan will accept an eligible rollover of such Continuing Employee’s account under the Company 401(k) Plan and (c) make any necessary amendments to the Buyer 401(k) Plan to permit immediate eligibility for Continuing Employees.

6.08 Cash Balance Plan. Prior to the Closing Date, Seller shall take such actions as are necessary to (i) cause sponsorship of and all liabilities with respect to the Affordable Wire Management, LLC Cash Balance Plan (the “Cash Balance Plan”) and any related contracts to be transferred to and assumed by Seller effective prior to the Closing Date, (ii) cause the Cash Balance Plan to be fully funded, determined as of the Closing Date on a plan termination basis in accordance with the assumptions used by the Pension Benefit Guaranty Corporation to determine funded status for a standard termination of single employer plan under Title IV of ERISA, and (iii) cause the participation of the Company as a participating employer in the Cash Balance Plan to cease effective prior to the Closing Date. Seller shall provide Buyer with evidence reasonably acceptable to Buyer of the completion of such actions at least five (5) Business Days prior to the Closing Date. Seller shall not take action to terminate the Cash Balance Plan prior to the Closing Date and shall use commercially reasonable efforts to establish a Cash Balance Plan termination date in plan year 2029 and complete a full termination of the Cash Balance Plan in accordance with Section 4041(b) of ERISA, other applicable Law, and Pension Benefit Guaranty Corporation plan termination procedures pursuant to the timeline that is established once the termination date is established.

ARTICLE 7

ADDITIONAL COVENANTS

7.01 Access to Books and Records. At and for a period of seven (7) years after the Closing, each Party and its Affiliates will afford the other Party and its authorized representatives reasonable access (for the purpose of examining and copying), during normal business hours and upon reasonable notice, to the books and records of the Company with respect to periods or occurrences prior to the Closing Date for reasonable business purposes relating to this Agreement or the transactions contemplated by this Agreement, including in connection with financial statement preparation, legal compliance, reporting obligations and defense of claims; provided, that Buyer and its Affiliates (including the Company) shall not be required to afford access if it would (a) be impermissible under Law, (b) cause competitive harm to the Company, or (c) reasonably be expected to result in a waiver or forfeiture of any attorney-client privilege, work product doctrine or similar privilege. Unless otherwise consented to in writing by Seller, Buyer will not, and will not permit the Company to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Company, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

7.02 Director and Officer Liability and Indemnification.

(a) For a period of six (6) years after the Closing, Buyer will not, and will cause the Company not to, amend, repeal or modify any provision in the Company’s applicable Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any officers, directors and managers (each, a “D&O Indemnitee” and, collectively, the “D&O Indemnitees”) (unless required by Law), it being the intent of the Parties that the officers, directors and managers of the Company will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by Law.

(b) In addition to the other rights provided for in this Section 7.02 and not in limitation thereof, from and after the Closing, Buyer will, and will cause the Company (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless the D&O Indemnitees against all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys’ and accountants’ fees), assessments, Taxes sustained, judgments or other amounts paid in settlement (“D&O Costs”) and D&O Expenses (as defined below) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director, manager or officer of the Company arising out of acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”); provided, that no D&O Indemnitee shall be entitled to indemnification pursuant to this Section 7.02(b) to the extent such D&O Indemnifiable Claim arises out of or is based upon (A) such D&O Indemnitee’s fraud, willful misconduct or criminal conduct, or (B) any claim brought by or on behalf of the Seller Parties or any of their Affiliates against Buyer, Parent, the Company or any of their respective Affiliates; and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of reasonably detailed statements therefor; provided, however, that the Person to whom D&O Expenses are to be advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction, not subject to further appeal, that such Person is not entitled to indemnification by Law or pursuant to the proviso set forth in the preceding clause (i). Any D&O Indemnifiable Claim will continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. The D&O Indemnitees’ recourse under this Section 7.02(b) shall be satisfied first from the D&O Tail, and the obligations of the D&O Indemnifying Parties under this Section 7.02(b) shall apply only to D&O Costs in excess of amounts actually recovered (or recoverable) under the D&O Tail. For the purposes of this Section 7.02(b), “D&O Expenses” will include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but will exclude losses, claims, shortages, damages, liabilities, expenses (including reasonable attorney’s and accountant’s fees), assessments, Taxes sustained, judgments and other amounts paid in settlement (which items are included in the definition of D&O Costs).

(c) Prior to the Closing, the Company will purchase, on behalf of the Company (the cost and expense of which shall be borne 50% by Seller and 50% by Buyer), an irrevocable “tail” insurance policy, effective as of the Closing, naming the D&O Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date (the “D&O Tail”); provided, that prior to purchasing the D&O Tail, the Company shall provide Buyer with reasonable opportunity to review and comment on the terms thereof, and the Company shall consider any such comments in good faith. Buyer will not, and will cause the Company not to, cancel or change such insurance policies in any respect.

(d) In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then Buyer and the Company will, in each such case, ensure that the successors and assigns of the Company assume the obligations set forth in this Section 7.02. The provisions of this Section 7.02(d) will apply to all of the successors and assigns of the Company, including a successor by merger or otherwise by operation of Law.

7.03 Contact with Clients and Vendors. Prior to the Closing, none of Parent, Buyer and Buyer’s representatives will contact and communicate with the employees, clients, vendors, suppliers and other business relations of the Company in connection with the transactions contemplated hereby without the prior written consent of the Company and Seller. For the avoidance of doubt, nothing in this Section 7.03 shall prevent Parent, Buyer and Buyer’s representatives from contacting such parties in the Ordinary Course of Business for matters unrelated to the Company or the Business.

7.04 R&W Insurance Policy. Seller acknowledges that Buyer shall obtain a buyer-side insurance policy in connection with this Agreement (the “R&W Insurance Policy”). The R&W Insurance Policy shall: (a) provide that the R&W Insurer shall waive and not pursue any subrogation rights against any Seller Parties or any of their Affiliates or representatives, provided, that the R&W Insurer shall be entitled to exercise subrogation rights against a Seller Party in the case of Fraud by such Seller Party; (b) prohibit any amendment to, or modification of, the provisions described in clause (a) of this Section 7.04 without the prior written consent of Seller; and (c) provide that the Seller Parties are express third-party beneficiaries of the provisions described in clauses (a) and (b) of this Section 7.04. Buyer shall provide such proposed R&W Insurance Policy to Seller in advance of the execution thereof in order to allow Seller to confirm compliance with this Section 7.04. Parent and Buyer shall bear the R&W Insurance Policy Costs in excess of the Seller R&W Cost Share, and all legal fees for counsel engaged by the underwriter. For the avoidance of doubt, nothing in this Agreement is intended to, nor shall it have the effect of, limiting or diminishing Buyer’s (or its Affiliates’ and their respective officers’, directors’, managers’, employees’, agents’, successors’ and assignees’) or any other Person’s right to seek or obtain recovery under the R&W Insurance Policy.

7.05 Employee Matters.

(a) All employees (including each such employee on medical, disability, family or other leave of absence as of the Closing Date) of the Company immediately after the Closing shall be referred to collectively as the “Continuing Employees” and, each, as a “Continuing Employee.” While such Continuing Employees are employed during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Employee Covenant Period”), Buyer shall provide or cause to be provided to each Continuing Employee: (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate in effect for such Continuing Employee immediately prior to the Closing Date and (ii) commission, bonuses and incentive compensation (as applicable), paid time off (including vacation and sick days), severance protections and employee benefits that are substantially similar in the aggregate to those applicable to similarly-situated employees of Buyer or its Affiliates.

(b) During the Employee Covenant Period, Buyer shall not, and shall cause the Company and its Affiliates not to, without the prior written consent of Seller, relocate any Continuing Employee’s principal place of employment to a location that increases such Continuing Employee’s one-way commuting distance by more than fifty (50) miles; provided that Buyer may require such Continuing Employees to travel for business in the course of performing such Continuing Employee’s duties for the Company or any of its Affiliates.

(c) Effective on the Closing Date, Buyer shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare benefit plans maintained by Buyer or its Affiliates in which the Continuing Employees participate, to the extent that such conditions, exclusions or waiting periods were satisfied or waived under the comparable Employee Benefit Plan immediately prior to the Closing, and (ii) for the year in which the Closing Date occurs, credit each Continuing Employee with any co-payments and deductibles paid respectively by them under the Employee Benefit Plan toward satisfaction of any applicable deductible or out-of-pocket requirements under any welfare benefit plans maintained by Buyer. Further, Buyer agrees to provide a one-time compensation adjustment for employees who, immediately prior to the Closing, are enrolled in the Company’s employer-paid Employee-Only benefits level/coverage under the Company’s group health plan and who elect coverage in Buyer’s health benefits plan. This compensation adjustment described in the preceding sentence will cover the amount of Employee-Only benefits coverage at Buyer. Buyer shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.

(d) The provisions of this Section 7.05 are for the sole benefit of the Parties and nothing contained in this Agreement, including this Section 7.05, shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Buyer, the Company or their respective Subsidiaries to terminate, any Continuing Employee, other employee or other service provide for any reason and (ii) give any Person (including any current or former employee or their dependents or beneficiaries) who is not a party to this Agreement any right to enforce the provisions of this Section 7.05, be construed as an establishment, amendment or modification of any Employee Benefit Plan or other employee benefit plan or affect the rights of any Party or any of their respective Affiliates to amend, modify or terminate any Employee Benefit Plan or other employee benefit plan. No term of this Agreement will be deemed to create any Contract with any employee or to give any employee the right to be retained in the employment of Seller Parties or any of their Affiliates, or, after the Closing, Buyer or any of its Affiliates, or to interfere with the rights of Seller Parties or any of their Affiliates or, after the Closing, Buyer or any of its Affiliates, to terminate the employment of any employee at any time or for any reason.

7.06 Restrictive Covenants. Each Seller Party covenants and agrees that, during the applicable restricted period set forth in such Seller Party’s Employment Agreement, as applicable, such Seller Party shall comply with the restrictive covenants (including any non-competition, non-solicitation and confidentiality covenants) set forth therein. Any breach of such restrictive covenants shall be deemed a breach of this Agreement for all purposes, including Article 10.

7.07 Consideration Shares. If Parent issues any shares of Parent Common Stock in connection with any UAR Earn-Out Payment, Deferred Consideration Payment or Performance Earn-Out Payment (collectively, the “Consideration Shares”), upon receipt of a Representation Letter (as defined below) in connection with each such issuance, as may be reasonably requested by Parent, and subject to the applicable Seller Parties’ compliance with the provisions and requirements of Rule 144 promulgated under the Securities Act (“Rule 144”), Parent agrees to assist the applicable Seller Parties to remove the restrictive legend from such Consideration Shares upon request (subject to the limitations set forth in this Section 7.07), including (a) authorizing and directing, within ten (10) Business Days of Parent’s receipt of the Representation Letter, Parent’s transfer agent to remove the restrictive legends, (b) obtaining a legal opinion from Parent’s authorized counsel at Parent’s sole and reasonable expense, in form and substance reasonably satisfactory to Parent’s transfer agent, opining that the Consideration Shares may be sold without registration under the Securities Act in reliance on Rule 144, which opinion shall be delivered within five (5) Business Days of Parent’s receipt of the Representation Letter, and (c) cooperating and communicating with Seller, its broker and the transfer agent to clear such Consideration Shares of restriction as soon as reasonably practicable. In connection with any such legend removal, Seller shall provide Parent (A) to the extent any Seller Party is an employee, officer, director or Affiliate of Parent or any of its Subsidiaries at the time of any request for legend removal, a certification of compliance with Parent’s then-current insider trading policy (including any applicable pre-clearance requirements), and (B) any such information that Parent, its transfer agent or its counsel deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if applicable) a certification (i) that the applicable Seller Party is not an Affiliate of Parent (and a covenant to inform Parent if it should thereafter become an Affiliate and to consent to the notation of an appropriate restriction), (ii) regarding the length of time the Consideration Shares have been held (it being understood that Rule 144(d)(3)(iii) may apply to shares of Parent Common Stock issued as Deferred Consideration Payment), and (iii) that no Seller Party is in possession of any material non-public information regarding Parent (any such certification, a “Representation Letter”). Notwithstanding the foregoing, the time periods set forth above in this Section 7.07 shall be tolled during any period in which the (x) the transfer agent is unable to process the legend removal request due to circumstances beyond Parent’s reasonable control, (y) a suspension of trading in Parent Common Stock on the Relevant Stock Exchange is in effect; provided, that Parent shall promptly notify the applicable Seller Party of any such tolling event and the cessation thereof or (z) any Seller Party is (i) subject to a trading blackout under the Parent’s insider trading policy or (ii) possesses material non-public information concerning Parent. Each Seller Party shall be entitled to one (1) legend removal request per calendar quarter. For the avoidance of doubt, Parent shall not be obligated to act on any legend removal request that does not comply with the requirements of this Section 7.07.

7.08 Retention Awards. As soon as practicable following the Closing, Parent shall grant retention awards to the key individuals, and on the terms, set forth on Section 7.08 of the Disclosure Schedules (the “Retention Awards”).

ARTICLE 8

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer, if there has been a material violation or breach by any Seller Party or the Company of any covenant or other agreement contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and such failure, violation or breach has not been waived by Buyer or cured by such Seller Party or the Company within thirty (30) days after written notice thereof from Buyer;

(c) by the Company or Seller, if there has been a material violation or breach by Buyer or Parent of any covenant or other agreement contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Seller Parties and the Company at the Closing and such failure, violation or breach has not been waived by the Company or Seller or cured by Buyer within thirty (30) days after written notice thereof by the Company or Seller, as applicable; or

(d) by either Buyer or Seller if the transactions contemplated hereby have not been consummated by 5:00 p.m., New York, New York time on the date that is one hundred fifty (150) after the date hereof (the “Outside Date”); provided, however, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 8.01(d) if such Party’s knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby (it being understood and agreed that a failure of either Party to consummate the Closing notwithstanding the satisfaction or waiver of all of the conditions set forth in Sections 2.01, 2.02 and 2.03 shall constitute such a knowing and willful breach); provided, further, that, in the event that the authorizations, consents, judgements, decrees, orders and approvals contemplated by Section 6.03(a) have not yet been received within such one hundred fifty (150) day period, Seller or Buyer may extend such one hundred twenty (150) day period by up to sixty (60) extra days in order to continue to pursue the authorizations, consents, judgements, decrees, orders and approvals contemplated by Section 6.03(a).

8.02 Effect of Termination. In the event of the termination of this Agreement by either Buyer, the Company or Seller as provided in Section 8.01, (a) the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 8.02 and Article 12 hereof which will survive the termination of this Agreement in accordance with their terms), (b) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, and (c) there will be no liability on the part of any of Parent or Buyer, on the one hand, or the Seller Parties or the Company, on the other hand, to one another, except for knowing or willful breaches of this Agreement prior to the time of such termination.

ARTICLE 9

TAX MATTERS

9.01 Responsibility for Filing Tax Returns.

(a) Seller shall prepare, or cause to be prepared, all income Tax Returns for the Company which could report items of income, gain, deduction, loss or credit that Seller (or owners thereof) could be required to include on their own income Tax Returns (a “Flow-Through Tax” and such Tax Returns, “Flow-Through Tax Returns”) for all Pre-Closing Tax Periods (or any portions thereof) ending on or before the Closing Date with an initial due date (including applicable valid extensions) after the Closing Date (each, a “Seller Tax Return”). All Seller Tax Returns shall be prepared consistent with the past practice of the Company (except as otherwise required by a change in material fact or change in applicable Law). At least thirty (30) days prior to the date on which any Seller Tax Return is required to be filed (taking into account any valid extensions), Seller shall submit Seller Tax Return to Buyer for Buyer’s review. Buyer shall provide written notice to Seller of its disagreement with any items in Seller Tax Return within fifteen (15) days of its receipt of Seller Tax Return, and Seller shall consider in good faith any such reasonable comments. If Buyer fails to provide such notice within such fifteen (15)-day period, Seller Tax Return shall become final and binding upon the Parties, and Buyer shall cause the Company to timely and properly file Seller Tax Return as prepared by Seller.

(b) Buyer (at its expense) shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company with respect to any Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period) that has an initial due date after the Closing Date (and not, for the avoidance of doubt, any Tax Returns of Seller, including any income Tax Returns of Seller) that is not a Seller Tax Return (each, a “Buyer Tax Return”). Until the Aggregate Closing Consideration has been finally determined pursuant to Section 1.02(e), (i) all Buyer Tax Returns shall be prepared consistently with the past practice of the Company (except as otherwise required by a change in material fact or change in applicable Law), (ii) at least thirty (30) days prior to the date on which any Buyer Tax Return is required to be filed (taking into account any valid extensions) or, if such due date, taking into account any valid extensions, is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date, Buyer shall submit such Buyer Tax to Seller for Seller’s review, (iii) Seller shall provide written notice to Buyer of any disagreement with any items in such Buyer Tax Return within twenty (20) days of its receipt of such Buyer Tax Return and Buyer shall consider in good faith any such reasonable comments, (iv) if Seller fails to provide such notice within such twenty (20)-day period, such Buyer Tax Returns (as applicable) shall become final and binding upon the Parties, and (v) Buyer shall cause the Company to timely and properly file such Buyer Tax Return as prepared by Buyer.

(c) The Parties shall cause, to the maximum extent possible under applicable Law, any taxable period of the Company that would otherwise be a Straddle Period to end on the Closing Date. In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of the taxable period, for purposes of this Agreement, the portion of any Tax payable with respect to a Straddle Period will be allocated between the period of the Straddle Period that extends before the Closing Date through (and including) the day before the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the Closing Date to the end of the Straddle Period in accordance with this Section 9.01(c). The portion of such Tax attributable to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be determined on a “closing of the books basis” by assuming that the books of the Company were closed at the end of the day on the day before the Closing Date. All Transaction Tax Deductions deductible in the Straddle Period at a “more likely than not” (or higher) level of confidence shall be treated as deducted in the Pre-Closing Straddle Period.

(d) For all purposes of this Agreement, all Transaction Tax Deductions shall be deducted in the Pre-Closing Tax Period to the extent deductible in such period at a “more likely than not” (or higher) level of confidence.

9.02 Seller Consent. Without the prior written consent of Seller (not to be unreasonably withheld, delayed or conditioned), Buyer and its Affiliates (including, following the Closing, the Company) shall not, and shall cause the Company not to, from and after the Closing, (a) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period; (b) make or change any Tax election or accounting method or practice that has retroactive effect to any Pre-Closing Tax Period; (c) initiate any voluntary disclosure or other communication with any Taxing Authority relating to any actual or potential Tax payment or Tax Return filing obligation of the Company for any Pre-Closing Tax Period; (d) take any action on the Closing Date after the Closing with respect to the Company other than in the Ordinary Course of Business that could reasonably be expected to result in any liability with respect to Taxes of Seller (or any direct or indirect owner thereof), whether under this Agreement or otherwise; (e) file or amend any Tax Return of the Company with respect to any Pre-Closing Tax Period, or (f) claim any employee retention credits for a Pre-Closing Tax Period. For purposes of computing Indebtedness or Net Working Capital of the Company, any item of income or gain recognized on the Closing Date resulting from any transaction that is outside the Ordinary Course of Business that is effected by Buyer following the Closing (other than transactions required by this Agreement) shall be ignored.

9.03 Cooperation. Buyer, on the one hand, and Seller, on the other hand, will cooperate with each other to provide each other with such assistance as may be reasonably requested by them in connection with the preparation of any Tax Returns or amended Tax Returns, including the filing of any claim for refund, any Tax audit or other examination in connection with an administrative or judicial proceeding involving a Taxing Authority relating to Taxes, and the enforcement of the provisions of this Section 9.03. Such cooperation will include, upon Seller’s request, providing records and information that are reasonably relevant to any such matters and making employees available on a mutually convenient basis to provide additional information. From the Closing, Parent shall cause the Company and, to the extent applicable, its post-Closing officers to reasonably cooperate with the Seller and the Owners in connection with causing the applicable states to apply, transfer, assign or otherwise credit to the Seller any pass-through entity tax payment made prior to the Closing by the Company in respect of the applicable state for a Pre-Closing Tax Period, including by executing and delivering such letters, forms, elections, certificates or other documents as may be reasonably requested by the Seller or the Owners and as may be required by the applicable state; provided that neither Parent nor the Company shall be required to incur any out-of-pocket cost or liability in connection therewith other than immaterial administrative expenses.

9.04 Transfer Taxes. Buyer and Seller will each bear and be equally responsible for fifty percent (50%) of any real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax (not including, for the avoidance of doubt, any income Taxes) imposed on the Company, Seller or Buyer as a result of the transactions contemplated by this Agreement, including any interest and penalties (collectively, “Transfer Taxes”). Buyer shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes. Buyer and Seller shall cooperate in all reasonable respects in the preparation and filing of all required Tax Returns and other documentation with respect to such Transfer Taxes and all documents that may be necessary to secure exemptions from or minimize such Transfer Taxes. Seller shall pay to Buyer Seller’s share of any applicable Transfer Taxes within five (5) days after receipt of a copy of any filed Tax Return or other documentation with respect to Transfer Taxes.

9.05 Tax Contests. In the event of any audit, inquiry, assessment, examination, claim or other controversy or proceeding of the Company with respect to (or including) a Pre-Closing Tax Period (a “Tax Contest”), Buyer (or any Affiliate thereof) shall inform Seller of such Tax Contest as soon as possible but in any event within ten (10) days after the receipt by Buyer (or any Affiliate thereof) of notice thereof. Seller (at its cost and expense) shall have the right to control any Tax Contest related to (a) any Seller Tax Return or any Flow-Through Tax or Flow-Through Tax Return or (b) any Tax Contest for a taxable period ending on or prior to the Closing Date to the extent such Tax Contest is reasonably expected to result in an indemnification obligation of Seller Parties pursuant to this Agreement, if Seller notifies Buyer of its desire to control such Tax Contest within thirty (30) days of receiving notice from Buyer pursuant to the prior sentence. Buyer shall (at its cost and expense) control any other Tax Contest (including any applicable Tax Contest that Seller did not elect to control). The party in control of any Tax Contest shall (i) keep the non-controlling party reasonably informed with respect to such Tax Contest, (ii) allow the non-controlling party (at its expense) to participate in such Tax Contest, at the non-controlling party’s sole expense, and (iii) not settle, compromise or abandon such Tax Contest without the prior written consent of the non-controlling party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, (a) Seller shall have the exclusive right to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Contest with respect to any Tax Return of Seller or any direct or indirect owner thereof) and (b) at the written request of Buyer, in Buyer’s sole discretion, the Seller Parties shall make, or cooperate in making, the election (to the extent available) under Section 6226 of the Code (or a similar provision of state, local or non-U.S. Law) in connection with any audit of the Company for taxable periods ending on or prior to the Closing Date in which it was treated as a partnership for U.S. federal income tax purposes. Notwithstanding any other provisions of this Agreement, this Section 9.05 shall govern with respect to Tax Contests.

9.06 Tax Treatment; Purchase Price Allocation.

(a) Buyer, Seller and the Company acknowledge and hereby agree that (i) the sale of the Units of the Company from Seller to Buyer pursuant to this Agreement shall be treated for U.S. federal income Tax purposes and, as may be applicable, for state and local income Tax purposes, as an acquisition of the assets of the Company, subject to the liabilities of the Company, in exchange for the purchase price pursuant to Section 1001 of the Code and (ii)(A) the rights of Seller to any payments pursuant to Section 1.05 are intended to be treated as compensatory, and (iii) the rights of Seller to any payment pursuant to Section 1.06 are intended to be treated as deferred contingent purchase price and (B) with respect to such amounts, interest may be imputed if required by Sections 483 or 1274 of the Code (collectively the “Agreed Tax Treatment”). Each Party shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith, except as required by a determination within the meaning of Section 1313(a) of the Code.

(b) Within sixty (60) days following the final determination of the Closing Statement, Buyer shall prepare or cause to be prepared and delivered to Seller an allocation of the portion of the purchase price (as determined for Tax purposes including, for the avoidance of doubt, other items of consideration for U.S. federal income Tax purposes but excluding any imputed interest) allocable to the Units among the underlying assets of the Company, in accordance with Section 1060 of the Code, the Treasury Regulations issued thereunder and the principles set forth in Schedule D and the Agreed Tax Treatment (the “Purchase Price Allocation”). Seller shall review the Purchase Price Allocation and may, within twenty (20) days after delivery thereof, provide any comments with respect thereto. If Seller delivers comments to Buyer, the Parties shall cooperate in good faith to resolve any such dispute. In the event the Parties are unable to resolve such dispute within twenty (20) days, the Parties shall submit such dispute to the Accounting Firm for resolution (whose determination shall be limited to whether the Purchase Price

Allocation was prepared in accordance with this Section 9.06(b)) following the procedures set forth in Section 1.02(e) (applied mutatis mutandis). The determination made by the Accounting Firm with respect to such disputed items shall be final and binding on the Parties. The Parties and their Affiliates agree not to take any position in connection with any Tax Return, audit or similar proceeding related to Taxes, that is inconsistent with the Purchase Price Allocation as finally determined pursuant to this Section 9.06(b). The Purchase Price Allocation shall be updated from time to time to reflect adjustments to the purchase price (for Tax purposes) in a manner consistent with this Section 9.06(b), and Buyer and Seller shall cooperate in good faith in making any such adjustments.

9.07 Refunds and Credits. Any refunds or credits against Taxes of the Company plus any interest received with respect thereto from any Taxing Authority from any Pre-Closing Tax Period (or, for the avoidance of doubt, in the case of any Straddle Period, that would have been received if the Straddle Period ended on the end of the Closing Date) and only to the extent such Tax Refund is set forth on Section 9.07 of the Disclosure Schedules (each, a “Tax Refund”) shall be for the account of the Seller to the extent such Tax Refund was not already taken into account for purposes of Net Working Capital or Current Income Taxes, and shall be paid (net of (a) Taxes imposed on such Tax Refund, if any, and (b) reasonable out-of-pocket expenses) by Parent to the Seller within twenty (20) days after Parent, the Company or any Affiliate thereof receives such Tax Refund or after the relevant Tax Return or amended Tax Return is filed in which such Tax Refund is applied against the Parent’s, the Company’s or any of their respective successor’s Liability for Taxes. Parent will permit the Seller to control (at the Seller’s expense) the prosecution and content of any such Tax Refund claim. Parent shall, and shall cause its Affiliates to, take all actions necessary, or requested by the Seller, to timely claim any Tax Refund that will give rise to payment under this Section 9.07. If any Tax Refund previously paid to the Seller pursuant to this Section 9.07 is required to be repaid to a Taxing Authority or is subsequently disallowed by a Taxing Authority, the Seller shall be required to repay to Parent such previously paid amounts.

ARTICLE 10

INDEMNIFICATION

10.01 Survival Periods. The representations and warranties contained in this Agreement or any certificate delivered pursuant to this Agreement shall survive the Closing and continue until 11:59 p.m. Eastern Time on the date that is the eighteen (18)-month anniversary of the Closing; provided, that (a) the Fundamental Representations (other than the representations and warranties set forth in Section 4.08 (Tax Matters)) shall survive until 11:59 p.m. Eastern Time on the date that is the six (6)-year anniversary of the Closing, and (b) the representations and warranties set forth in Section 4.08 (Tax Matters) shall survive until the expiration of the applicable statute of limitations, plus 60 days. The covenants and agreements in this Agreement that are required to be performed at or prior to the Closing shall terminate at the Closing. Only those covenants and agreements that by their terms require performance following the Closing shall survive the Closing until performed in accordance with their applicable terms. Each of the foregoing time periods contained in this Section 10.01 is referred to as a “Survival Period”.

10.02 Indemnification.

(a) From and after the Closing Date, and subject to the provisions of this Article 10, each Seller Party, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates and each of their respective successors, assigns, officers, directors, managers, members, equityholders, partners, employees, representatives and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by any of them resulting or arising from (i) any breach or inaccuracy of any of the representations or warranties of any of the Seller Parties set forth in Article 3 and of the Company set forth in Article 4, (ii) any breach of any covenant or agreement of any of the Seller Parties contained in this

Agreement, (iii) Fraud by any of the Seller Parties, or (iv) the Affordable Wire Management, LLC Cash Balance Plan. For the avoidance of doubt, with respect to the Seller Parties to the extent any Seller Party has any indemnification obligations under this Section 10.02(a), each Owner, jointly and severally, shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses for which the Seller Parties are obligated to indemnify the Buyer Indemnified Parties pursuant to this Section 10.02(a).

(b) From and after the Closing Date, and subject to the provisions of this Article 10, Buyer and Parent, jointly and severally, shall indemnify and hold harmless the Seller Parties and their Affiliates and each of their respective successors, assigns, officers, directors, managers, members, equityholders, partners, employees, representatives and agents (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against any and all Losses incurred by any of them resulting or arising from: (i) any breach or inaccuracy of any of the representations or warranties set forth in Article 5; (ii) any breach of any covenant or agreement of Buyer or Parent contained in this Agreement; and (iii) Fraud by Buyer or Parent.

10.03 Certain Limitations; Sources and Order of Recovery.

(a) The Buyer Indemnified Parties shall not be entitled to recover any Losses pursuant to a claim under Section 10.02(a)(i) until such Losses exceed, in the aggregate, $382,500 (the “Deductible”), in which case the Buyer Indemnified Parties shall be entitled to recover only such Losses in excess of the Deductible; provided, that the Deductible shall not apply to claims for breach of Fundamental Representations or claims arising under Section 10.02(a)(ii) or Section 10.02(a)(iii).

(b) Notwithstanding anything contained herein, (i) no Owner shall be liable for an amount in excess of the portion of the Final Aggregate Closing Consideration paid to such Owner or paid to Seller on such Owner’s behalf pursuant to Schedule B, (ii) the aggregate liability of the Seller Parties shall not exceed ten percent (10%) of the Final Aggregate Closing Consideration, in each case, for claims arising under Section 10.02(a)(i), and (iii) the aggregate liability of the Seller Parties pursuant to this Agreement and the Ancillary Agreement shall not exceed the Enterprise Value.

(c) The sole sources of indemnification and sole recourse of the Buyer Indemnified Parties for claims under Section 10.02(a)(i), other than with respect to breaches of Fundamental Representations, shall be: (i) after satisfaction of the Deductible, first, the Retention Escrow Funds until exhausted, and (ii) second, the R&W Insurance Policy.

(d) For any indemnifiable claims under Section 10.02(a)(ii) or Section 10.02(a)(iii), and for indemnifiable claims for breach of Fundamental Representations arising under Section 10.02(a)(i), the Buyer Indemnified Parties shall recover solely in the following manner and sequence: (i) first, from the Retention Escrow Funds until exhausted, (ii) second, from the R&W Insurance Policy to the extent coverage is available, and (iii) third, directly against the Seller Parties (subject to the limitations contained in this Article 10).

(e) Any Seller Party may, at such Seller Party’s election, satisfy any indemnification obligation under this Article 10 by (i) payment in cash or (ii) forfeiture to Parent of shares of Parent Common Stock then held by such Seller Party or on behalf of such Seller Party, with each such share valued at the fair market value thereof as of the date of such forfeiture (determined based on the closing price of Parent Common Stock on the Relevant Stock Exchange on the Trading Day immediately preceding the date of forfeiture), or (iii) any combination of the foregoing.

10.04 Third Party Claims.

(a) Notice of Claims. In the event that any suit, action, proceeding or claim is instituted or asserted by a Person not a party to this Agreement in respect of any matter that may give rise to an indemnification claim under this Article 10 (a “Third Party Claim”), the Indemnified Party with respect to such Third Party Claim shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless and then solely to the extent that the Indemnifying Party is materially prejudiced by such delay. Each Claim Notice shall describe in reasonable detail such Third Party Claim (including the basis for which indemnification is or may be sought), include a copy of such Third Party Claim, as applicable, and indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party.

(b) Opportunity to Defend. The Indemnifying Party will have thirty (30) days after its receipt of a Claim Notice, subject to the other provisions of this Article 10 and upon written notice to the Indemnifying Party, to elect to control and defend against, negotiate, settle or otherwise handle any Third Party Claim with counsel selected by the Indemnifying Party; provided, however, that (i) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, Action, indictment, allegation or investigation and (ii) the Third Party Claim primarily seeks (and continues to primarily seek) monetary damages or equitable or corrective relief (with or without monetary damages, fines or penalties) which equitable relief would not reasonably be expected to adversely affect in any material respect the operations of (A) the Seller Parties, if Buyer is the Indemnifying Party or (B) Buyer or its Affiliates, if any Seller Party is the Indemnifying Party (the conditions set forth in clauses (i) and (ii) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 10.04(b), the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 10.04(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third Party Claim; provided, however, that if (x) any of the Litigation Conditions ceases to be met, (y) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, or (z) in the reasonable judgment of the Indemnified Party based on the advice of counsel, there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses thereafter incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third Party Claim that the other is defending as provided in this Agreement.

(c) Cooperation in Defense and Settlement. Without limiting any provision of this Section 10.04, the Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment; provided, that the Indemnifying Party may settle without such consent if the claimant and such Indemnified Party provide the Indemnified Party an unqualified and unconditional release from all Liability in respect of the Third Party Claim and the Indemnified Party is not subject to any injunctive or other equitable relief pursuant to such settlement. The Indemnified Party, if the Indemnifying Party has not assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld, conditioned or delayed, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment; provided, that the Indemnified Party may settle without such consent if the claimant and such Indemnified Party provide the Indemnifying Party an unqualified and unconditional release from all Liability in respect of the Third Party Claim and the Indemnifying Party is not subject to any injunctive or other equitable relief pursuant to such settlement.

10.05 Direct Claims.

(a) Any claim by an Indemnified Party for Losses under this Article 10 other than in connection with a Third Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (including the basis for which indemnification is or may be sought). The failure to give such prompt written notice will not relieve the Indemnifying Party of its indemnification obligations unless and then solely to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice will describe the Direct Claim in reasonable detail and indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party.

(b) The Indemnifying Party will have thirty (30) days after its receipt of notice of a Direct Claim to respond in writing. During such thirty (30)-day period, the Indemnified Party will allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim; provided that such investigation shall not unreasonably interfere with the business operations of the Indemnified Party. If the Indemnifying Party does not respond within such thirty (30)-day period, the Indemnifying Party will be deemed to have accepted such claim for all purposes of this Article 10. If the Indemnifying Party responds within such thirty (30)-day period objecting to its responsibility for all or any portion of the Losses arising from such Direct Claim, the Indemnified Party may pursue such remedies as may be available to it with respect to such Direct Claim on the terms and subject to the provisions of this Agreement.

10.06 Other Matters Concerning Indemnification.

(a) The amount of any Losses that are subject to indemnification pursuant to this Article 10 shall be calculated net of the amount of any insurance proceeds (other than proceeds received under the R&W Insurance Policy), indemnification payments or reimbursements actually received by the applicable Indemnified Parties from third parties, net of any deductible, premium increases, retroactive premium adjustments or actual out-of-pocket expenses incurred in collecting such amounts. If any such proceeds, payments or reimbursements (net of costs of collection) are received after an indemnification payment is made hereunder, the applicable Indemnified Party shall remit to the Indemnifying Party the lesser of (i) such proceeds, payments or reimbursements and (ii) the amount of such indemnification claim already paid by the Indemnifying Party, in each case within ten (10) days after receipt.

(b) Notwithstanding anything to the contrary in this Agreement, any amounts payable pursuant to the indemnification obligations under this Article 10 shall be paid without duplication and no Party shall be indemnified under different provisions of this Agreement for Losses that have already been paid or otherwise taken into account under this Agreement on a dollar-for-dollar basis.

(c) Each Person entitled to indemnification pursuant to this Article 10 will take commercially reasonable steps to mitigate all Losses after becoming aware of any event that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder; provided, that the reasonable costs and expenses incurred in connection with such mitigation efforts shall constitute Losses hereunder.

(d) In no event will the Indemnified Party be entitled to recover or make a claim for any amounts in respect of punitive Losses, except to the extent of such Losses actually paid or payable to a third party in connection with a Third Party Claim.

(e) No Buyer Indemnified Party will be entitled to indemnification under this Article 10 to the extent such matter (i) was taken into account in determining the Final Aggregate Closing Consideration pursuant to Section 1.02, or (ii) is or should be included in the Closing Statement.

(f) All amounts paid pursuant to this Article 10 shall constitute an adjustment to the Aggregate Closing Consideration for all applicable Tax purposes to the greatest extent permitted by applicable Law and shall be reported as such by the Parties on their Tax Returns.

(g) For purposes of this Article 10, the determination of whether any representation or warranty has been breached and the calculation of the amount of any Losses arising from any such breach shall be made without giving effect to any qualification or exception in such representation or warranty relating to materiality or Material Adverse Effect (or any correlative term).

(h) Buyer and Parent shall have the right, but not the obligation, to set off any amounts finally determined to be owed to any Buyer Indemnified Party under this Article 10 against any Deferred Consideration Payment, Performance Earn-Out Payment or other amounts payable to the Seller Parties or any of their Affiliates under this Agreement. The exercise of such right of setoff, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer or Parent in any manner in the enforcement of any other remedies that may be available under this Agreement.

10.07 Exclusive Remedy. Except with respect to (a) claims arising out of or relating to Fraud, (b) Section 12.18, and (c) claims for equitable relief (including injunctive relief and specific performance), the sole and exclusive remedy for any inaccuracy or breach of any representation, warranty, covenant or agreement contained in this Agreement shall be indemnification in accordance with this Article 10, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise; provided, that this Section 10.07 shall not interfere with or impede the operation of the provisions of (i) Section 1.02 providing for the resolution of disputes relating to the Final Aggregate Closing Consideration, (ii) Section 1.06 providing for the resolution of disputes relating to the calculation and payment of any Performance Earn-Out Payments, or (iii) Section 7.06 with respect to the enforcement of restrictive covenants.

ARTICLE 11

DEFINITIONS

11.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the respective meanings set forth herein:

“10-Day VWAP” means, with respect to any date of determination, the volume weighted average price per share of Parent Common Stock traded on the Relevant Stock Exchange (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source mutually agreed by Buyer and Seller) from 9:30 a.m. Eastern Time on the Trading Day that is ten (10) Trading Days preceding such date of determination to 4:00 p.m. Eastern Time on such date that constitutes the tenth (10th) Trading Day in such period.

“2026 Earn-Out Period” has the meaning set forth in Section 1.06(a).

“2026 Earn-Out Period Achievement Rate” has the meaning set forth in Section 1.06(b).

“2027 Earn-Out Period” has the meaning set forth in Section 1.06(a).

“2027 Earn-Out Period Achievement Rate” has the meaning set forth in Section 1.06(c).

“2028 Earn-Out Period” has the meaning set forth in Section 1.06(a).

“2028 Earn-Out Period Achievement Rate” has the meaning set forth in Section 1.06(d).

“Accounting Firm” has the meaning set forth in Section 1.02(e).

“Accredited UAR Recipient” has the meaning set forth in Section 1.04(c)(i).

“Achievement Rate” has the meaning set forth in Section 1.06(d).

“Adjustment Escrow Amount” means $1,000,000, to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

“Adjustment Escrow Funds” means, as of any date of determination, the excess (if any) of the Adjustment Escrow Amount (disregarding any interest accrued thereon) minus the sum of all distributions and other payments to any Person from the Adjustment Escrow Funds paid pursuant to the terms of this Agreement and the Escrow Agreement on or prior to such date of determination.

“Adjustment Time” means 12:01 a.m., New York City time, on the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise. For the avoidance of doubt, from and after the Closing, the Company shall be deemed an Affiliate of Buyer and Parent and shall not be deemed an Affiliate of any Seller Party.

“Agreed Accounting Principles” means the accounting principles, practices, methodologies, and procedures as set forth on Schedule A, and consistent with the sample calculation set forth on Schedule A.

“Agreed Tax Treatment” has the meaning set forth in Section 9.06(a).

“Agreement” has the meaning set forth in the preamble.

“Aggregate Closing Consideration” has the meaning set forth in Section 1.02(a).

“Ancillary Agreements” means the Escrow Agreement, the Employment Agreements, the Closing Certificates and the other agreements, certificates, instruments and documents required to be delivered prior to or at the Closing.

“Antitrust Laws” has the meaning set forth in Section 3.03.

“Business” means the design, manufacture, marketing and sale of wire management products for the utility scale photovoltaic or battery storage system industries, in each case, as conducted by the Company during the twelve (12) month period prior to the Closing.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York, New York are authorized or required by Law to be closed for regular banking business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 2.03(d)(i).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.02(a).

“Buyer Tax Return” has the meaning set forth in Section 9.01(b).

“Cash on Hand” means, with respect to the Company and without duplication, as of the Adjustment Time (but before taking into account the consummation of the transactions contemplated hereby), the aggregate amount of cash and cash equivalents. For the avoidance of doubt, Cash on Hand (a) will be calculated net of issued but uncleared checks and drafts, (b) will include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company as of the Adjustment Time, so long as corresponding accounts receivable and accounts payable have been reduced, (c) will exclude any restricted cash, cash securing letters of credit or performance bonds, deposits with third parties (including landlords and escrowed amounts), cash collateral or reserves of any kind, and cash not available for general corporate use, (d) will be reduced for any payments made in respect of Indebtedness of the Company or any Seller Transaction Expenses after the Adjustment Time and before the Closing. and (e) will be reduced by the amount of any overdrafts or negative cash balances in any account of the Company as of the Adjustment Time.

“Cause” has the meaning set forth in Section 1.05(c).

“Claim Notice” has the meaning set forth in Section 10.04(a).

“Closing” has the meaning set forth in Section 1.03.

“Closing Certificates” has the meaning set forth in Section 2.03(d)(i).

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Statement” has the meaning set forth in Section 1.02(d).

“Closing UAR Payment” means, with respect to each Unit Appreciation Rights Recipient, the product of (a) the number of such recipient’s Phantom Units (as defined in the Unit Appreciation Right Agreements), multiplied by (b) the excess, if any, of the Change of Control Unit Value (as defined in the Unit Appreciation Right Agreements) over the Initial Unit Value (as defined in the Unit Appreciation Right Agreements), multiplied by (c) such recipient’s applicable Vesting Percentage (as defined in the Unit Appreciation Right Agreements), and including, for the avoidance of doubt, the employer’s portion of any payroll or other related Taxes with respect thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Data” means all customer, employee, vendor or business partner data used, Processed, and/or hosted by or on behalf of the Company, whether provided by the Company or any other Person.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Company Product” means any product or service that the Company distributes, services, markets, sells or is manufactured by or on behalf of the Company for a customer or a third party.

“Confidentiality Agreement” has the meaning set forth in Section 6.02.

“Consideration Shares” has the meaning set forth in Section 7.07.

“Continuing Employee” has the meaning set forth in Section 7.05(a).

“Contract” (and, with correlative meaning, “Contractual”) means any contract, agreement, indenture, instrument, lease, conditional sale contract, mortgage, license, commitment or other arrangement or agreement, in each case, that is legally binding.

“Current Income Taxes” means the current unpaid income Tax Liabilities payable by the Company, which shall (a) be determined as of the end of the day on the Closing Date and for any Straddle Period allocable pursuant to Section 9.01(c), (b) take into account the transactions required by this Agreement, but excluding the effects of any financing arrangements entered into by or at the direction of the Buyer or any of its Affiliates (including, following the Closing, the Company), or any other actions taken outside of the Ordinary Course of Business on the Closing Date after the Closing (other than payments contemplated by this Agreement (including the payment of Seller Transaction Expenses or any other payments attributable to the transactions contemplated by this Agreement that are economically borne by the Seller)), (c) be calculated in accordance with the past practice of the Company in preparing Tax Returns (including reporting positions, elections and accounting methods), (d) be reduced by applicable estimated Tax payments and overpayments of Taxes of the Company to the extent actually offsetting such Taxes, (e) take into account Transaction Tax Deductions to the extent deductible in the Pre-Closing Tax Period at a “more likely than not” or higher level of confidence, (f) take into account any Taxes resulting from any PTE Election, (g) solely take into account income Tax Liabilities of the Company for jurisdictions where the Company filed Tax Returns for taxable year ending December 31, 2024 or where the Company commenced business activities since January 1, 2025, and (h) solely take into account income Tax Liabilities for any Pre-Closing Tax Period (i) ending after December 31, 2024 for which final income Tax Returns have not yet been filed, or (ii) including the Closing Date.

“Data Protection Law” has the meaning set forth in Section 4.21(a).

“Data Protection Requirements” means Data Protection Laws, Privacy Policies, and Privacy Agreements.

“Deductible” has the meaning set forth in Section 10.03.

“Deferred Consideration Payment” has the meaning set forth in Section 1.05(a).

“Direct Claim” has the meaning set forth in Section 10.05(a).

“Disclosure Schedules” has the meaning set forth in Section 12.15.

“Disputed Items” has the meaning set forth in Section 1.02(e).

“D&O Costs” has the meaning set forth in Section 7.02(b).

“D&O Expenses” has the meaning set forth in Section 7.02(b).

“D&O Indemnifiable Claim” has the meaning set forth in Section 7.02(b).

“D&O Indemnifying Party” has the meaning set forth in Section 7.02(b).

“D&O Indemnitee” has the meaning set forth in Section 7.02(a).

“DOJ” means the United States Department of Justice.

“D&O Tail” has the meaning set forth in Section 7.02(c).

“EBITDA” means, for any Earn-Out Period, the net income of the Company for such Earn-Out Period, calculated in accordance with the EBITDA Methodology.

“EBITDA Methodology” means the methodology, principles, practices, procedures, adjustments and other terms and conditions for calculating EBITDA as set forth on Schedule C.

“Earn-Out Adjustment Payment” has the meaning set forth in Section 1.06(g).

“Earn-Out Objections Statement” has the meaning set forth in Section 1.06(g).

“Earn-Out Period” has the meaning set forth in Section 1.06(a).

“Earn-Out Statement” has the meaning set forth in Section 1.06(f).

“Effect” has the meaning set forth in the definition of Material Adverse Effect.

“Employee Benefit Plans” has the meaning set forth in Section 4.12(a).

“Employee Covenant Period” has the meaning set forth in Section 7.05(a).

“Employment Agreements” has the meaning set forth in Section 2.03(d)(iv).

“Enforceability Exceptions” has the meaning set forth in Section 3.02.

“Enterprise Value” means $153,000,000.

“Environment” means soil, soil vapor, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, ambient air or indoor air, including any material or substance used in the physical structure of any building or improvement and any environmental medium.

“Environmental Condition” means any condition of or affecting the Environment or any presence of any Hazardous Material with respect to or on, under, at, in or migrating to or from (a) the Leased Real Property, (b) any property previously owned, leased, used or operated by the Company or any of its predecessors in interest to the extent such condition of the Environment existed at the time of such ownership, lease, use or operation, or (c) any other real property at which any Hazardous Material generated or handled prior to Closing by the operation of the Company (or any other Person for whose actions or omissions the Company would have Liability) has been handled, treated, stored, recycled or disposed of, or has otherwise come to be located, which in each case of (a), (b) or (c) violates any Environmental Law or results in or involves any Release, damage, loss, cost, expense, claim, demand, order or Liability.

“Environmental Laws” means any Law, policy or guideline relating to: public or workplace health and safety; protection of the Environment; Releases or threats of Releases of Hazardous Materials; the presence, storage, use, treatment, transportation, management, handling, generation, production, manufacture, importation, exportation, sale, distribution, labeling, recycling, processing, testing, control or cleanup of Hazardous Materials (or products containing Hazardous Materials); or injury or harm relating to exposure to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974. .

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Agreement” means the Escrow Agreement, in form and substance as agreed between Buyer, Seller and Escrow Agent, to be entered into by Buyer, Seller and the Escrow Agent.

“Escrow Amount” means an amount equal to the sum of the Adjustment Escrow Amount and the Retention Escrow Amount.

“Estimated Aggregate Closing Consideration” has the meaning set forth in Section 1.02(b).

“Estimated Closing Statement” has the meaning set forth in Section 1.02(b).

“FCPA” has the meaning set forth in Section 4.18.

“Final Aggregate Closing Consideration” has the meaning set forth in Section 1.02(f).

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Flow-Through Tax” has the meaning set forth in Section 9.01(a).

“Flow-Through Tax Returns” has the meaning set forth in Section 9.01(a).

“Fraud” means, with respect to a Party to this Agreement, an actual and intentional fraud in the making of any representation or warranty by such Party in this Agreement or any certificate delivered pursuant to or in connection with this Agreement; provided, that such actual and intentional fraud shall only be deemed to exist if at the time the representation or warranty was made (a) such representation or warranty was materially inaccurate, (b) such Party had actual knowledge (without any imputed or constructive knowledge), of the inaccuracy of such representation or warranty, (c) such Party made such inaccurate representation or warranty with the intent to deceive the other Party as an inducement for such other Person’s entry into this Agreement, and (d) the other Party acted in reasonable reliance on such inaccurate representation or warranty and suffered damages as a result of such reliance.

“Fundamental Representations” means each of the representations and warranties set forth in Section 3.01(a) (Organization, Power and Authority), Section 3.02 (Execution and Delivery; Valid and Binding Agreement), Section 3.03 (No Breach; Consents), Section 3.04 (Ownership), Section 4.01(a) (Organization and Power), Section 4.03 (Authorization; Valid and Binding Agreement; No Breach) solely with respect to the Company’s Organizational Documents and Laws and Orders to which the Company is subject, Section 4.04 (Capitalization), Section 4.08 (Tax Matters), and Section 4.22 (Brokerage).

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles as in effect at the relevant dates of application thereof.

“Good Reason” has the meaning set forth in Section 1.05(c).

“Government Contract” means any Contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, grant, letter contract, other transaction agreement, purchase order, task order, delivery order or other similar arrangement, of any kind, including all modifications, options and extensions, between the Company, on the one hand, and (a) any Governmental Body, (b) any prime contractor of a Governmental Body, or (c) any subcontractor (including any lower tier subcontractor) with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand.

“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Material” means any substance, material, or waste which is regulated or could give rise to liability under any Environmental Law, including any (a) asbestos or asbestos-containing materials, (b) petroleum or petroleum-containing or petroleum-derived materials, (c) radiation or radioactive materials, (d) harmful biological agents, including mold, (e) polychlorinated biphenyls, (f) per- and polyfluoroalkyl substances, and (g) any material, substance, or waste which is defined as a “hazardous waste,” “hazardous material,” “regulated substance,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or similar term under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to the Company, without duplication, in each case (x) constituting the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties and (y) calculated of immediately prior to the Closing (except in the case of clause (g)), (a) any obligation for borrowed money, (b) any obligation evidenced by any note, bond, debenture or other debt security, (c) any obligation under any letters of credit, performance bonds or similar obligations (whether or not drawn), (d) any obligation under any interest rate, currency or other hedging agreement (determined on the basis of the termination value thereof), (e) any obligation for the deferred purchase price of assets, property, goods or services (including any earn-out, contingent purchase price or similar obligations, but excluding trade payables incurred in the Ordinary Course of Business (which for the avoidance of doubt, shall include trade payables and capital expenditures for any assets, property, goods and services purchased by the Company via purchase orders), (f) any obligation under conditional sale or other title retention agreements, (g) the amount of Current Income Taxes, (h) all unfunded or underfunding obligations in respect of any defined benefit pension and defined contribution plans (including the Affordable Wire Management LLC Cash Balance Plan), determined on a plan termination basis in accordance with the assumptions used by the Pension Benefit Guaranty Corporation to determine funded status for a standard termination of single employer plan under Title IV of ERISA; (i) all obligations under capital leases or financing leases (determined in accordance with the Agreed Accounting Principles), other than any such obligations arising under leases for office space or other real property entered into in the Ordinary Course of Business, (j) all accrued but unpaid bonuses, severance, change-of-control payments, stay bonuses, retention payments, deferred compensation and similar obligations payable to any current or former employee, officer, director or independent contractor of the Company, including any employer portion of Taxes associated with any such payments or benefits, (k) all overdrafts and negative cash balances, (l) all declared but unpaid dividends or distributions, (m) customer deposits received in cash, net of prepaid purchase deposits funded by customer deposits, and (l) all guarantees, surety obligations and other contingent obligations of the Company with respect to any obligations of any other Person of the type described in clauses (a) through (m) above. Notwithstanding the foregoing, Indebtedness does not include (i) accounts payable and accrued liabilities incurred in the Ordinary Course of Business, not overdue by more than one hundred twenty (120) days beyond their applicable payment terms, (ii) Seller Transaction Expenses, and (iii) any customer deposits that have not been received by the Company.

“Indemnified Parties” has the meaning set forth in Section 10.02(b).

“Indemnifying Party” has the meaning set forth in Section 10.04(a).

“Intellectual Property” means all intellectual property rights, including intellectual property rights arising from or in respect of the following: (a) all Patents, (b) all Trademarks, (c) copyrights and registrations and applications therefor, works of authorship and mask work rights, (d) Trade Secrets, (e) Software, and (f) domain names.

“Inventory” means, without duplication, all inventories of the Company wherever located (including inventory in the possession, custody or control of distributors or sales or marketing channels) and in any form, including raw materials, works in process, finished goods, spare parts, goods in transit, products under research and development, demonstration equipment, inventory on consignment and returned inventory.

“IRCA” has the meaning set forth in Section 4.17(l).

“IRS” has the meaning set forth in Section 4.12(b).

“IT Systems” means all information technology or data processing networks, systems, equipment, facilities or services owned, controlled, or used by the Company and its Subsidiaries.

“Latest Balance Sheet” has the meaning set forth in Section 4.05(a).

“Law” means any federal, state, local, municipal, provincial, foreign, international or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, doctrine, rule, regulation, ruling, guidance, directive or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, including any Order and any binding interpretation or administration of any of the foregoing by any Governmental Body.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated November 12, 2025, as amended, restated, supplemented or otherwise modified from time to time.

“Leased Real Property” has the meaning set forth in Section 4.07(c).

“Liability” means any liability, debt or other obligation, deficiency, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Liens” means any lien, mortgage, security interest, pledge, deposit, encumbrance or other similar restriction.

“Litigation Conditions” has the meaning set forth in Section 10.04(b).

“Loss” means losses, liabilities, claims, Taxes, fines, deficiencies, damages (excluding punitive or exemplary damages, except to the extent payable to a third party), payments (including those arising out of any settlement or judgment relating to any proceeding), interest, obligations, penalties, fees, and costs and expenses of any kind (including reasonable attorneys’ and accountants’ fees and disbursements).

“Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to (x) have a material adverse effect on the financial condition, business, properties, cash flows or results of operations of the Company, taken as a whole, or (y) prevent or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement; provided, however, with respect to clause (x), that no Effect caused by, relating to or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or shall be a Material Adverse Effect: (a) any Effect affecting the economy of the United States generally, including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates), or the economy of any state, country or other geographic region in which the Company conducts business; (b) any Effect affecting the industries or markets in which the Company conducts business; (c) any Effect arising in connection with earthquakes, natural disasters or global, national or regional political or social conditions, including stoppages or shutdowns of any Governmental Body, hostilities, military actions, political instability, acts of terrorism or war, pandemics, epidemics or disease outbreaks, or any escalation or material worsening of any such stoppages or shutdowns, hostilities, military actions, political instability, acts of terrorism or war or pandemics, epidemics or disease outbreaks existing or underway as of the date hereof; (d) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to such failure may, to the extent not otherwise excluded from the definition of Material Adverse Effect, be deemed to constitute, or be taken into account in determining whether there has been or shall be, a Material Adverse Effect); (e) the identity of, or any fact or circumstance relating to, Buyer or any of its Affiliates; (f) any action taken, or not taken, at the express written request of Buyer or with Buyer’s written consent; (g) the announcement of the execution of this Agreement, or the pendency of the transactions contemplated hereby, including the effects of the transactions contemplated hereby on the Company’s relationships with customers, vendors, suppliers, Governmental Bodies, employees or other third-party business relationships; (h) any change in Law, GAAP or interpretation thereof following the date of this Agreement; (i) any law or any directive, pronouncement or guideline issued by a Governmental Body or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, a pandemic, epidemic or disease outbreak; (j) any adverse change in or effect on the business of the Company that is caused by any delay in consummating the Closing after the specific date referred to in Section 1.03 as a result of (i) any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement, which has prevented the satisfaction of any condition to the obligations of the Company at the Closing, (ii) the institution of any suit or action challenging the validity or legality, or seeking to restrain the consummation of, the transactions contemplated by this Agreement by any Governmental Body or third party, or (iii) the failure to satisfy the conditions to Closing set forth in Section 2.01(a) as of the date specified in Section 1.03; provided, that this clause (j) shall not apply to any such delay to the extent resulting from a request for submission of additional information or documentary material regarding the transactions contemplated by this Agreement from Seller, the Company or Buyer after review of the initial notification submitted pursuant to the HSR Act or any other applicable antitrust or competition Law by the FTC, DOJ or any other Governmental Body, or (l) any breach by Buyer of its obligations under this Agreement; provided, further, that in the cases of clauses (a), (b), (c), (h) or (i) above, such Effects may be taken into account to the extent such Effects have or would reasonably be expected to have a materially disproportionate adverse impact on the financial condition, business, assets, properties, Liabilities, cash flows or results of operations of the Company, taken as a whole, relative to other comparable participants of similar size in the industries in which the Company conducts business, in which case, only the incremental materially disproportionate adverse impact may be taken into account in determining whether there has been a Material Adverse Effect.

“Material Contract” has the meaning set forth in Section 4.09(b).

“Mintz” has the meaning set forth in Section 12.14.

“Net Working Capital” means (a) the current assets (excluding Cash on Hand and income tax assets, deferred Tax assets, and receivables from any Seller Party or any Affiliate of any Seller Party, right of use assets) of the Company, minus (b) current liabilities (excluding Indebtedness, Seller Transaction Expenses, deferred Tax Liabilities, and income Tax Liabilities) of the Company, in each case as of the Adjustment Time and including only the line items set forth in the illustrative calculation set forth in the Agreed Accounting Principles and calculated in accordance with the Agreed Accounting Principles. Further to the preceding sentence, the calculation of Estimated Aggregate Closing Consideration will be determined, and any such calculation of Final Aggregate Closing Consideration on the Closing Statement will be determined, in accordance with the Agreed Accounting Principles, and without duplication to any items counted in the computation of Seller Transaction Expenses or Indebtedness.

“Net Working Capital Target” means $5,800,000.

“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

“Outside Date” has the meaning set forth in Section 8.01(d).

“Owner” has the meaning set forth in the preamble.

“Owners” has the meaning set forth in the preamble.

“Objections Statement” has the meaning set forth in Section 1.02(e).

“OECD Convention” has the meaning set forth in Section 4.18.

“Order” means any decision, judgment, order, writ, injunction, decree, award or determination (whether temporary, preliminary or permanent) of any Governmental Body.

“Ordinary Course of Business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles or certificate of organization or formation and limited liability company operating or other such agreement of a limited liability company; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (e) any amendment, modification or supplement to any of the foregoing.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means Parent’s common stock, par value $0.001 per share.

“Party” has the meaning set forth in the preamble.

“Patents” means patents, patent applications (including patents issued thereon) and statutory invention registrations, patents of importation, improvement, certificates of addition, design patents and utility models, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof.

“Pension Plan” has the meaning set forth in Section 4.12(f).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which adequate reserves have been established in accordance with GAAP; (b) mechanic’s, carriers’, workers’, repairers’ and similar common law and statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws; (d) to the extent arising under the applicable lease, statutory or common law Liens to secure landlords, sublandlords, licensors or sublicensors under leases or rental agreements arising or incurred in the Ordinary Course of Business; (e) zoning, entitlement, building, environmental and other land use regulations imposed by any Governmental Body having jurisdiction over the Leased Real Property, as applicable, that are not violated by the current use or occupancy of such Leased Real Property or the operation of the business of the Company as currently conducted; (f) covenants, conditions, restrictions, easements, agreements, states of fact, rights of way and other matters or encumbrances of record or identified in the title reports made available to Buyer affecting title to the Leased Real Property, that do not, individually or in the aggregate, materially interfere with the present use or occupancy of such Leased Real Property in the operation of the business of the Company as currently conducted; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) purchase money liens and liens securing rental payments under capital lease arrangements; (i) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; and (j) immaterial Liens.

“Performance Earn-Out Payment” has the meaning set forth in Section 1.06(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body or any department, agency or political subdivision thereof.

“Personal Data” means (a) any data that alone or in combination with other data can be used to identify, contact, or locate, directly or indirectly, an individual, and (b) any data that constitutes “personal data,” “personally identifiable information,” “PII,” “individually identifiable health information,” “protected health information,” “consumer health data,” “nonpublic personal information,” “controlled unclassified information,” “covered defense information,” “sensitive personal information,” “sensitive personal data,” or other similar term in any applicable Data Protection Requirements.

“Pre-Closing Reorganization” has the meaning set forth in the recitals.

“Pre-Closing Straddle Period” has the meaning set forth in Section 9.01(c).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Privacy Agreements” has the meaning set forth in Section 4.21(a).

“Privacy Policy” means the publicly posted privacy policy (or policies), as applicable, of the Company governing the Processing of Personal Data by the Company.

“Pro Rata Portion” means such Owner’s percentage interest in Seller as set forth on Schedule B.

“Process” or “Processing” or “Processed” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as access, acquisition, collection, retention, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, loss, theft, disclosure by transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.

“Proceeding” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration, examination, hearings, charges, summons, citations or subpoena of any kind or nature whatsoever, civil, criminal, regulatory or otherwise, at law or in equity, in each case, involving or before a Governmental Body.

“Prohibited Payment” has the meaning set forth in Section 4.18.

“PTE Election” means any election under applicable state or local income Tax Law by or with respect to the Company pursuant to which the Company will incur or otherwise be liable for any state or local income Tax liability under applicable state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Company had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Purchase Price Allocation” has the meaning set forth in Section 9.06(b).

“R&W Insurance Policy” means that certain Representations and Warranties Insurance Policy issued by Travelers Excess and Surplus Lines Company (the “R&W Insurer”) with policy number 108459367 (as it may be amended, modified or otherwise supplemented from time to time).

“R&W Insurance Policy Costs” means any and all costs and expenses incurred by Buyer (or the Company following the Closing Date) in connection with the R&W Insurance Policy, including, any and all due diligence fees, underwriting, legal and premium costs, applicable surplus lines or premium tax and any other applicable tax, fee or surcharge related to the R&W Insurance Policy (including reasonable out-of-pocket legal fees and disbursements incurred by Buyer in connection with obtaining the R&W Insurance Policy).

“R&W Insurer” has the meaning set forth in the definition of R&W Insurance Policy.

“Rand” has the meaning set forth in the preamble.

“Rand Employment Agreement” has the meaning set forth in Section 2.03(d)(iii).

“Real Property Leases” has the meaning set forth in Section 4.07(c).

“Registered Company Intellectual Property” has the meaning set forth in Section 4.10(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into or through the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials) and any condition that results in the exposure of a person to a Hazardous Material.

“Relevant Stock Exchange” means The Nasdaq Global Select Market or, if Parent Common Stock is not then listed on The Nasdaq Global Select Market, the principal other U.S. national or regional securities exchange on which Parent Common Stock is then listed or, if Parent Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which Parent Common Stock is then listed or admitted for trading.

“Representation Letter” has the meaning set forth in Section 7.07.

“Restricted Transaction” has the meaning set forth in Section 6.05.

“Retention Awards” has the meaning set forth in Section 7.08.

“Retention Escrow Amount” means $382,500, to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

“Retention Escrow Funds” means, at the time of measurement, the Retention Escrow Amount reduced by all amounts previously distributed or paid by the Escrow Agent from the Retention Escrow Amount in accordance with the Escrow Agreement, together with any investment proceeds thereon.

“Rule 144” has the meaning set forth in Section 7.07.

“Sanctioned Country” means any country or region that is or, since April 24, 2019 has been, the subject of comprehensive Sanctions, including Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine.

“Sanctioned Person” means any Person that is the subject of Sanctions, including (a) any Person listed on any sanctions-related list of designated Persons, including OFAC’s Specially Designated Nationals and Blocked Persons List and other applicable lists maintained by the United Nations or the governments of Canada, the United Kingdom, the European Union, any European Union member state or any other relevant Governmental Body, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by, or acting or purporting to act on behalf of, a Person or Persons described in clauses (a) or (b) of this definition.

“Sanctions” means all applicable Laws relating to economic, financial or trade sanctions or embargoes administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, Canada, the United Kingdom, the European Union, any European Union member state or any other relevant jurisdiction in which the Company operates or has operated.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any unlawful or unauthorized Processing of (i) Personal Data or Company Data held by or, to the Seller Parties’ Knowledge, on behalf of the Company or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, IT Systems, or other devices or systems that Process Personal Data or Company Data owned or maintained by the Company, or to the Seller Parties’ Knowledge, its customers, subcontractors or vendors, or any other Persons on its behalf.

“Security Program” has the meaning set forth in Section 4.21(c).

“Seller” has the meaning set forth in the preamble.

“Seller Affiliate” has the meaning set forth in Section 12.19.

“Seller Closing Certificate” has the meaning set forth in Section 2.02(e)(i).

“Seller Indemnified Parties” has the meaning set forth in Section 10.02(b).

“Seller Parties” has the meaning set forth in the preamble.

“Seller Party” has the meaning set forth in the preamble.

“Seller R&W Cost Share” means fifty percent (50%) of the R&W Insurance Policy Costs; provided, that in no event shall the Seller R&W Cost Share exceed $500,000.

“Seller Tax Return” has the meaning set forth in Section 9.01(a).

“Seller Transaction Expenses” means, without duplication, (a) all fees, costs and expenses of any broker, accountant, investment banker or financial advisor retained by or on behalf of the Company, any Seller Party or any of their respective Affiliates arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby, including the fees and expenses of Mintz, and amounts incurred in respect of the Project Profile Ideals Virtual Data Room, whether or not invoiced prior to the Closing, (b) the Seller R&W Cost Share, (c) any change of control payments, stay bonuses, retention bonuses, sale bonuses, transaction bonuses and other similar payments in effect prior to Closing (including any amounts payable under any “single trigger” arrangements, but excluding any amounts payable under “double trigger” arrangements that are triggered by Buyer’s termination of any service provider following the Closing) payable to any current or former employee, officer, director, manager or independent contractor of the Company as a result of or in connection with the consummation of the transactions contemplated hereby (whether payable before or after the Closing), and the employer portion of any payroll, Social Security, or similar Taxes related to such payments, (d) the Unit Appreciation Rights Amount, (e) severance, termination or similar payments owed as a result of terminations of employment that occur on or prior to Closing, and the employer portion of any payroll, Social Security, or similar Taxes related to such payments, (f) any fees, penalties or other amounts payable by the Company in connection with the termination, payoff or discharge of any Indebtedness at the Closing (to the extent not included in the definition of Indebtedness), and (g) fifty percent (50%) of the D&O Tail Cost (as set forth in Section 7.02(c)). For the avoidance of doubt, Seller Transaction Expenses shall include all amounts described in the foregoing clauses (a) through (g) that are unpaid as of immediately prior to the Closing, regardless of when incurred or invoiced.

“Seller Parties’ Knowledge” means the actual knowledge (and will in no event encompass constructive, imputed or similar concepts of knowledge), of each Owner after reasonable due inquiry by such Persons.

“Smith” has the meaning set forth in the preamble.

“Smith Employment Agreement” has the meaning set forth in Section 2.03(d)(iv).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any internet site(s) operated by or on behalf of the Business, and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association, limited liability company or other legal entity, a majority of the partnership, membership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other legal entity if such Person or Persons (i) are allocated a majority of partnership, association, limited liability company or other legal entity gains or losses, (ii) are or control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other legal entity, or (iii) otherwise have the power to direct the management and affairs of such entity, whether by contract, equity ownership or otherwise.

“Survival Period” has the meaning set forth in Section 10.01.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem, personal property, stamp, excise, occupation, sales, value added, use, transfer, alternative minimum, estimated or other similar tax, including any interest, penalty or addition thereto.

“Tax Refund” has the meaning set forth in Section 9.07.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Body responsible for the administration or the imposition of any Tax.

“Trade Compliance Laws” means any applicable Laws relating to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including (a) the International Traffic in Arms Regulations, (b) the Export Administration Regulations (“EAR”), 15 C.F.R. Parts 730 et seq., (c) Sanctions, (d) all applicable customs and import Laws, including the customs regulations set forth in Title 19 of the Code of Federal Regulations, the Tariff Act of 1930 and the Laws, regulations and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement and their respective predecessor agencies, (e) the antiboycott Laws administered by the U.S. Department of Commerce and U.S. Department of the Treasury’s Internal Revenue Service, and (f) similar trade compliance Laws in jurisdictions in which the Company operates or has operated.

“Third Party Claim” has the meaning set forth in Section 10.04(a).

“Threshold Rate” has the meaning set forth in Section 1.06(e).

“Top Customers” has the meaning set forth in Section 4.20(a).

“Top Vendors” has the meaning set forth in Section 4.20(a).

“Trademarks” means trademarks and trade names (including words, names, symbols, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features) and all goodwill associated therewith.

“Transaction Tax Deductions” means any item of loss, deduction or credit resulting from or attributable to costs and expenses of the Company related to or arising out of the transactions contemplated hereby, including, but not limited to and in each case, only to the extent any such item is economically borne by Seller (or a direct or indirect equityholder of Seller), (a) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity payments or similar payments made or to be made by the Company in connection with or resulting from the Closing (or included as a liability in Net Working Capital); (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Company with respect to the payment of Indebtedness in connection with the Closing or included as a liability in Net Working Capital; (c) all fees, costs and expenses incurred by the Company in connection with or incident to this Agreement and the transactions contemplated hereby, including any legal, accounting and investment banking fees, costs and expenses, including any Seller Transaction Expenses; and (d) any employment Taxes with respect to the amounts set forth in clause (a) of this definition. The Parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 201129 to determine the amount of any success based fees for purposes of the foregoing clause (c) of this definition.

“Trading Day” means a day on which the Relevant Stock Exchange is open for trading.

“Trade Secrets” means all confidential or proprietary information and trade secrets, including ideas, inventions, discoveries, designs, prototypes, methods, techniques, processes, research and development data, know-how, financial, business, scientific, technical, economic and engineering information, manufacturing or production files or specifications, plans, drawings, customer and supplier lists and information, pricing and cost information, and any other information that derives independent economic value, actual or potential, from not being generally known to or readily ascertainable by other Persons who can obtain economic value from its disclosure or use, and that is subject to reasonable measures to keep it secret.

“Transfer Taxes” has the meaning set forth in Section 9.04.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code, as in effect from time to time.

“UAR Earn-Out Payment” has the meaning set forth in Section 1.04(b).

“UAR Pro Rata Portion” means, with respect to each Unit Appreciation Rights Recipient, the percentage set forth opposite such recipient’s name on the schedule delivered by Seller to Buyer pursuant to Section 1.02(b).

“Unit Appreciation Rights Amount” means the aggregate amount of all Closing UAR Payments payable to the Unit Appreciation Rights Recipients.

“Unit Appreciation Rights Recipient” means each employee, consultant or other service provider of the Company who is party to a Unit Appreciation Right Agreement.

“Unit Appreciation Right Agreements” means the Unit Appreciation Right Agreements entered into by the Company with the Unit Appreciation Rights Recipients.

“Unit Appreciation Right Amendment and Cancellation Agreements” has the meaning set forth in Section 2.02(e)(iii).

“Units” has the meaning set forth in the recitals.

“Worker” means all employees, temporary employees, non-entity independent contractors, non-entity sales representatives, and non-entity consultants who perform services for the Company.

11.02 Other Definitional Provisions.

(a) All references in this Agreement to “Exhibits”, “Disclosure Schedules”, “Schedules”, “Articles”, “Sections”, subsections and other subdivisions refer to the corresponding Exhibit, Disclosure Schedule, Schedule, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. All defined terms in this Agreement shall have their defined meanings when used in any Exhibit, Disclosure Schedule or Schedule to this Agreement or any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and will be disregarded in construing the language hereof. All references in this Agreement to “days” refers to “calendar days” unless otherwise specified and, if any action is to be taken or given by or on a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred to the next Business Day.

(b) Exhibits and Disclosure Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including, without limitation. All references to “written” and “in writing” include in electronic form.

(d) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided herein.

(e) Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

(f) Whenever this Agreement indicates that any Seller or the Company has “made available” any document to Parent or Buyer, such statement shall be deemed to be a statement that such document was (i) delivered to Buyer, (ii) delivered to Buyer’s counsel, accountants, investment bankers or other representatives and advisors, or (iii) made available for viewing in that certain Project Profile Ideals Virtual Data Room as of 12:01 a.m. two (2) Business Days prior to the date hereof (without redaction of omission) and remained continuously available for review through the Closing Date.

(g) Any accounting or financial term that remains undefined shall be prescribed by the relevant definition under GAAP and consistent with the Agreed Accounting Principles.

(h) Except as otherwise specified in this Agreement, any agreement defined or referred to herein means such agreement, as from time to time amended, supplemented or modified, including (i) by waiver or consent, and (ii) all attachments thereto and instruments incorporated therein.

ARTICLE 12

MISCELLANEOUS

12.01 Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated” herein, or prior to the Closing, any other announcement or communication to the employees, customers, vendors, suppliers or other business relationships of the Company, will be issued or made by any Party without the joint approval of Buyer and Seller, unless required by Law (in the reasonable opinion of counsel) in which case Buyer and Seller will have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing will not restrict or prohibit Parent, Buyer or the Company from making any announcement to their respective Affiliates, lenders, employees, customers, vendors, suppliers and other business relationships to the extent the Company reasonably determines in good faith that such announcement is necessary or advisable. Without limiting the foregoing, Parent and Buyer shall provide Seller with a reasonable opportunity to review and comment on any filing with the Securities and Exchange Commission that announces or describes this Agreement or the transactions contemplated hereby (including any Current Report on Form 8-K, any press release filed as an exhibit thereto, and any description of this Agreement or the transactions contemplated hereby in any registration statement, proxy statement or other filing), and Parent shall consider in good faith any comments provided by Seller thereon; provided that Parent shall retain final authority over the content of any such filing.

12.02 Expenses. Except as otherwise provided herein or with respect to (a) the fees of the Escrow Agent, the R&W Insurance Policy Costs (other than the Seller R&W Cost Share, which shall be borne as a Seller Transaction Expense), and all filing fees under the HSR Act and any other Antitrust Laws, in each case, which shall be paid by Parent or Buyer, and (b) the D&O Tail, which shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer (as set forth in Section 7.02(c)), all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement (whether consummated or not) shall be paid by the Party incurring or required to incur such fees or expenses.

12.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via email to the email address set out below (except, if not a Business Day, then the next Business Day), (c) on the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight delivery service, or (d) on the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, will be sent to the applicable address or email address set forth below, unless another address has been previously specified in writing:

Notices to Buyer and Parent (and, after the Closing, the Company):

c/o Array Technologies, Inc.

3901 Midway Place NE

Albuquerque, NM 87109

Attention: Gina Gunning; Aaron Gabelnick

Email: [***]

with a copy (which shall not constitute notice hereunder) simultaneously to:

Jones Day

901 Lakeside Ave.

Cleveland, OH 44014

Attention: Benjamin L. Stulberg

Email: [***]

Notices to Seller (for and on behalf of the Seller Parties and, prior to the Closing, the Company):

c/o Affordable Wire Management, LLC

90 Washington Valley Road, Suite 1299

Bedminster, New Jersey 07921

Attention: Scott Rand

Email: [***]

with a copy (which shall not constitute notice hereunder) simultaneously to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Kevin C. Amendt, Esq.; Sahir Surmeli, Esq.

Email: [***]

Notices to Company (prior to the Closing):

Affordable Wire Management, LLC

90 Washington Valley Road, Suite 1299

Bedminster, New Jersey 07921

Attention: Scott Rand

Email: [***]

with a copy (which shall not constitute notice hereunder) simultaneously to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Kevin C. Amendt, Esq.; Sahir Surmeli, Esq.

Email: [***]

Notice delivered on behalf of a Party by its counsel shall be deemed to have been delivered by such Party.

12.04 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party without the prior written consent of the other Parties; provided, however, that such prior written consent may be provided by Seller on behalf of the Seller Parties. Notwithstanding the foregoing, (a) Buyer may assign this Agreement to any Affiliate of Buyer or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof; provided, however, that no assignment to any such Subsidiary or lender will in any way affect Buyer’s or Parent’s obligations or liabilities under this Agreement, and (b) after the Closing, any Party may assign this Agreement to any of its respective beneficial owners or successors by operation of Law.

12.05 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.

12.06 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party. The information contained in this Agreement and in the Disclosure Schedules and Exhibits is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of applicable Law or breach of Contract).

12.07 Amendment and Waiver. Except to the extent explicitly provided elsewhere in this Agreement, any provision of this Agreement or the Disclosure Schedules or Exhibits may be amended or waived only in a writing signed by Buyer and Seller. No waiver by any Party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the Party’s rights under such provisions at any other time or a waiver of the Party’s rights under any other provision of this Agreement. No failure by any Party to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other Party. To be effective, any waiver must be in writing and signed by the waiving Party.

12.08 Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement and the Ancillary Agreements) contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

12.09 Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. This Agreement will become effective when duly executed by each Party. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., DocuSign) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.10 Governing Law. This Agreement, and all matters, issues, disputes, claims or causes of action (whether in contract, tort or statute) that relate to, may be based upon, arise out of, or are in connection with this Agreement or the negotiation, execution, enforceability or performance of this Agreement (including any matter, claim or cause of action based upon, arising out of or in connection with or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and interpreted, construed and enforced in accordance with, the domestic substantive and procedural Laws of the State of Delaware (including its statutes of limitations) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.

12.11 Jurisdiction, Venue and Service of Process. The sole and exclusive jurisdiction and venue in respect of this Agreement, and all matters, claims or causes of action (whether in contract, tort or statute) that relate to, may be based upon, arise out of, or are in connection with this Agreement or the negotiation, execution, enforceability or performance of this Agreement (including any matter, claim or cause of action based upon, arising out of or in connection with or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be in the Court of Chancery in the State of Delaware in Wilmington or, if the Court of Chancery lacks jurisdiction, in federal or state court in Wilmington, Delaware. In furtherance of the foregoing, the Parties hereby waive and covenant not to assert, and shall cause their respective Affiliates and representatives to waive and not assert, any defense or objection to such jurisdiction or venue in respect of this Agreement or any such matter, claim or cause of action, including any defense or objection that claims or alleges that such Person is not subject to such jurisdiction or venue or that such matter, claim or cause of action may not be brought or is not maintainable in such jurisdiction or venue or that this Agreement may not be enforced in or by such jurisdiction or venue or that its property is exempt or immune from execution or that such matter, claim or cause of action is brought in an inconvenient forum or that the venue of such matter, claim or cause of action is improper. The Parties specifically submit and consent to the personal jurisdiction of the state and federal courts located in the State of Delaware. Service of process with respect thereto may be made upon a Party by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address as provided in Section 12.03.

12.12 Waiver of Jury Trial. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

12.13 No Third Party Beneficiaries. No Person other than the Parties will have any rights, remedies, obligations or benefits under any provision of this Agreement, except for the D&O Indemnitees solely with respect to Section 7.02, and except provisions of Section 12.19 shall be for the benefit of, and enforceable by, the Seller Affiliates.

12.14 Representation of the Seller Parties and their Affiliates. Each of Parent and Buyer agrees, on its own behalf and on behalf of each of their respective directors, managers, officers, equityholders, employees, agents, representatives, Affiliates, successors and assigns, that, following the Closing, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”) may serve as counsel to the Seller Parties and their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby notwithstanding any representation by Mintz prior to the Closing Date of the Company. Parent, Buyer and the Company hereby (a) waive any claim they have or may have that Mintz has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Parent, Buyer or the Company, on the one hand, and the Seller Parties and/or their respective Affiliates, on the other hand, Mintz may represent the Seller Parties or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent, Buyer and/or the Company and even though Mintz may have represented the Company in a matter substantially related to such dispute or may have confidential information learned in the prior representation that is relevant to such dispute. Parent, Buyer and the Company also further agree that, as to all communications among Mintz (or other counsel to the Company) and the Company, the Seller Parties or any of their respective Affiliates and representatives, that relate in any way to the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Seller Parties, as the case may be, and shall be controlled by the Seller Parties, as applicable, and will not pass to or be claimed by Parent, Buyer or the Company. Neither Parent, Buyer nor the Company shall control, access, examine or use such privileged communications of the Seller Parties, including any electronic versions or copies of such communications, and Parent, Buyer and the Company shall otherwise take steps necessary to maintain such privilege. In the event that a dispute arises between Parent, Buyer or the Company, on the one hand, and a third party other than a Party to this Agreement, on the other hand, after the Closing, the Company shall assert the attorney-client privilege to prevent disclosure of confidential communications by Mintz to such third party, and neither Parent, Buyer, nor the Company may waive such privilege without the prior written consent of Seller.

12.15 Disclosure Schedules.

(a) The schedules delivered pursuant to this Agreement (the “Disclosure Schedules”) shall for purposes of convenience be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (i) such information is cross-referenced in another part of the Disclosure Schedule, or (ii) it is reasonably apparent on the face of the disclosure that such information qualifies another representation or warranty contained in this Agreement. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

(b) Certain parts of the Disclosure Schedules may contain disclosures which include more information than is required by the sections of this Agreement to which such parts of the Disclosure Schedules relate, and any such additional disclosure shall not be deemed, in and of itself and solely by virtue of the inclusion of such disclosure in the Disclosure Schedule, to mean that such information is required by such related sections of this Agreement.

(c) The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement.

(d) The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company.

(e) Inclusion of any item in the Disclosure Schedules does not, in and of itself and solely by virtue of the inclusion of such item in the Disclosure Schedule, represent a determination that such item did not arise in the Ordinary Course of Business and shall not constitute, or be deemed to be, an admission to any third party concerning such item.

12.16 Deliveries to Buyer; Disclaimer. Each of Parent and Buyer acknowledges and agrees that (a) it has conducted to its satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and has been afforded satisfactory access to the books and records, facilities and personnel of the Company for purposes of conducting such investigation and verification, (b) neither the Company nor any Seller Party has made any representation or warranty, express or implied, as to the Company or as to the accuracy or completeness of any estimates, projections, forecasts or plans or any other information, document or material regarding the Company furnished or made available to Parent, Buyer or their respective representatives, except as expressly set forth in this Agreement or any certificate delivered pursuant to or in connection with this Agreement, and (c) except as set forth in this Agreement, neither the Company nor any Seller Party will have or be subject to any Liability to Parent, Buyer or any other Person resulting from the distribution to Parent, or Buyer or Parent’s and Buyer’s use of or reliance on, any such information or any information, documents or material made available to Parent and Buyer. Each of Parent and Buyer further agrees that none of the Seller Parties nor any of their respective Affiliates, directors, officers, members, managers, stockholders, employees, agents or representatives will have or be subject to any Liability to Parent, Buyer or any other Person resulting from the distribution to Parent and Buyer, or Parent’s and Buyer’s use of, any such information, including any information, document or material made available to Parent, Buyer or their respective Affiliates or representatives in certain “data rooms” and online “data sites,” management presentations or any other form in expectation of the transactions contemplated hereby; for the avoidance of doubt, any representations and warranties of any kind or nature, whether express or implied (including (i) with respect to the completeness or accuracy of, or any omission to state or to disclose, any information, document or material provided or made available to Parent, Buyer or their respective Affiliates or representatives, and (ii) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company, or the quality, quantity or condition of the Company’s assets), other than the representations and warranties expressly set forth in Articles 3 and 4, or any certificate delivered pursuant to or in connection with this Agreement, are specifically disclaimed by the Seller Parties, the Company and all other Persons (including the representatives of the Seller Parties and the Company and their respective Affiliates). In connection with Parent’s and Buyer’s investigation of the Company, each of Parent and Buyer has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company and certain business plan information of the Company. Each of Parent and Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that each of Parent and Buyer is familiar with such uncertainties, that each of Parent and Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that neither Parent nor Buyer will have any claim against any Seller Party or any other Person with respect thereto. Accordingly, the Seller Parties and the Company make no representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and each of Parent and Buyer agrees that it has not relied thereon. Notwithstanding anything to the contrary in this Section 12.16, nothing in this Section 12.16 shall limit or restrict any rights or remedies or Parent, Buyer or any Buyer Indemnified Party (w) under Article 10, (x) in the case of Fraud, (y) under Section 12.18 or (z) with respect to any covenant or agreements of any Seller Party or the Company performed after the Closing.

12.17 Conflict Between Transaction Documents. The Parties agree and acknowledge that, to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any Ancillary Agreement, this Agreement will govern and control.

12.18 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party will be entitled to an injunction or injunctions and/or remedy of specific performance to prevent breaches of this Agreement by the other Party or Parties and to enforce specifically the terms and provisions hereof against the other Party or Parties in any court having jurisdiction, this being in addition to any other remedy to which the Parties are entitled at law or in equity. Each of the Parties hereby waives any requirement for the securing or posting of a bond in connection with seeking equitable relief (including specific performance) under this Agreement, and each Party agrees not to raise any objection to the granting of an injunction or specific performance as provided herein on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.19 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, each Party, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than Parent, Buyer and the Seller Parties has obligations hereunder and that no Person has any remedy, recourse or right of recovery hereunder against, or contribution from any Seller Affiliate, through any Seller Party or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law; provided, however, that nothing in this Section 12.19 shall limit any rights or remedies of the Buyer Indemnified Parties (a) under this Agreement against the Seller Parties, (b) with respect to any claims based upon Fraud, or (c) under any Ancillary Agreement against any party thereto. For purposes of this Agreement, the term “Seller Affiliate” means any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, representatives, controlling persons, assignees or Affiliates of any Seller Party or the foregoing, including the Company (it being understood that the term Seller Affiliate shall not include any Seller Party). For the avoidance of doubt, no Seller Affiliate (other than each Seller Party) is a party to, or has any obligations under, the Agreement.

12.20 Further Assurances. From time to time, as and when requested by any Party and at such requesting Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

*  *  *  *

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Equity Purchase Agreement as of the day and year first above written.

BUYER:

STINORLAND USA, INC.

By:	/s/ H. Keith Jennings
Name: H. Keith Jennings
Title: Chief Financial Officer and Treasurer

PARENT:

ARRAY TECHNOLOGIES, INC.

By:	/s/ H. Keith Jennings
Name: H. Keith Jennings
Title: Chief Financial Officer and Treasurer

[Signature page to Equity Purchase Agreement]

COMPANY:

AFFORDABLE WIRE MANAGEMENT, LLC

By:	/s/ Scott R. Rand
Name: Scott R. Rand
Title: Authorized Signatory

SELLER:

DS EQUITY HOLDINGS LLC

By:	/s/ Scott R. Rand
Name: Scott R. Rand
Title: Authorized Signatory

OWNERS:

/s/ Scott R. Rand
Scott R. Rand

/s/ Daniel R. Smith
Daniel R. Smith

[Signature page to Equity Purchase Agreement]